Exhibit 10.27

SHARE PURCHASE AGREEMENT

by and among

AXCAN HOLDINGS INC.,

AXCAN PHARMA HOLDING B.V.

and

EURAND N.V.

Dated as of November 30, 2010

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of November 30, 2010 (this “Agreement”), by and among Axcan Holdings Inc., a Delaware corporation (“Parent”), Axcan Pharma Holding B.V., a private limited liability company (besloten vennootschap met beperkie aansprakelijkheid) organized under the laws of The Netherlands (“Buyer”), and Eurand N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “Company”).

Background

(a) It is proposed that Buyer will make a tender offer (as such offer may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all outstanding ordinary shares, par value €0.01 per share, of the Company (the “Company Shares”), for US$12.00 per Company Share, without interest (such amount, or any greater amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, being hereinafter referred to as the “Per Share Amount”), net to each holder of Company Shares in cash, in accordance with the terms and subject to the conditions set forth in this Agreement and the Offer Documents.

(b) The Board has determined that the acquisition of the Company by Buyer, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company’s shareholders and other stakeholders, its Subsidiaries and the enterprises carried on by the Company and its Subsidiaries.

(c) Pursuant to the Offer each issued and outstanding Company Share properly tendered and not withdrawn will be purchased by Buyer at a price per share equal to the Per Share Amount, net to each holder of Company Shares in cash, without interest, in accordance with the terms and subject to the conditions set forth in this Agreement and the Offer Documents.

(d) As a condition to its willingness to enter into this Agreement, Buyer has required Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity Partners I C.V., and Warburg, Pincus Netherlands Equity Partners III C.V., significant shareholders of the Company, and Gearóid M. Faherty, a member of senior management of the Company, to enter into tender agreements, dated as of the date hereof, pursuant to which each such shareholder has agreed, among other things, to tender all of the Company Shares held by such shareholder into the Offer.

(e) Parent, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and also to prescribe various conditions to the Offer.

Terms and Conditions

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Buyer and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. (a) For purposes of this Agreement:

“Acceptance Time” means the time at which Buyer becomes obligated in accordance with the terms and conditions of this Agreement, the Offer Documents and applicable Laws to accept all Company Shares validly tendered and not withdrawn pursuant to the Offer.

“Access Parties” means the Commitment Parties (as such term is defined in the Debt Financing Commitments) and their respective advisors (and their respective equivalents in the case of an Alternative Financing).

“Acquisition Proposal” means any bona fide proposal or offer from any third party, including shareholders of the Company and their respective affiliates, relating to (i) a direct or indirect sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or assumption of 25% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, (ii) a direct or indirect purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise), in one or a series of related transactions, of beneficial ownership of equity securities representing 25% or more of the voting power in ordinary elections of directors of the Company or 25% or more of the outstanding shares of any class of capital stock of the Company, or (iii) any reorganization, recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any of its material Subsidiaries which would result in a direct or indirect acquisition or distribution of 25% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the voting power in ordinary elections of directors of the Company or 25% or more of the outstanding shares of any class of capital stock of the Company; provided, however, that the term “Acquisition Proposal” shall not include the Offer or the other transactions contemplated by this Agreement.

“affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Antitrust Laws” means the antitrust, competition or foreign investment Laws of any Governmental Authority.

“beneficial owner” and “beneficial ownership”, with respect to any Company Shares, shall have the meanings assigned thereto in Section 13(d) of the Exchange Act.

“Board” means the board of directors of the Company.

“business day” has the meaning set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company Equity Compensation Plan” means the Eurand N.V. Equity Compensation Plan (as amended, restated and adopted on August 29, 2007, as amended).

“Company Intellectual Property” means any material Intellectual Property, owned by the Company or any of its Subsidiaries, that is used in the business of the Company or any of its Subsidiaries.

“Company Option” means each stock option (whether vested or unvested) to purchase Company Shares under the Company Equity Compensation Plan or otherwise that is outstanding and unexercised immediately prior to the Closing.

“Company Personnel” means any former or current director, officer, employee, or individual acting as an independent contractor or consultant of the Company or any of its Subsidiaries.

“Company MBO Bonus Program” means the Eurand MBO Bonus Program, in the form provided to Buyer.

“Company Registered Intellectual Property” means Company Intellectual Property consisting of (i) patents, patent applications (including provisional applications), (ii) registered trademarks applications to register trademarks (including intent-to-use applications), and (iii) registered copyrights and applications for copyright registration.

“Contract” means any written contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement, with respect to which there are continuing rights, liabilities or obligations.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedule” means the disclosure schedule referred to herein and delivered by the Company to Buyer as of the date hereof.

“Environmental Laws” means any federal, state, local or foreign Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (iii) pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is, or at any relevant time was, required to be treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Evaluation Material” has the meaning set forth in the Nondisclosure Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Substances” means any substance, material or waste, including medical waste and petroleum, regulated as a hazardous or toxic substance, material or waste by any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and penalties, fees, and premiums with respect thereto), whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such

Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions or arrangements (valued at the termination value thereof), including those with respect to interest rate and currency obligation swaps, hedges, collars or similar arrangements, (E) all obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (F) all obligations for the deferred purchase of property, goods or services (other than trade payables or accruals in the ordinary course of business, consistent with past practice), (G) obligations of any Person in which such Person or any of its Subsidiaries beneficially owns equity interests that are intended to function primarily as a borrowing of funds by such Person or any of its Subsidiaries (such as receivables financing transactions and minority interest transactions) that are not included as a liability on such Person’s consolidated balance sheet in accordance with GAAP and (H) all guarantees of such Person of any such Indebtedness of any other Person.

“Initial Purchasers” means the initial purchasers in the high yield bond offering contemplated by the Debt Financing Commitments.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), trade secrets, proprietary information, know how, technology and technical data, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (iv) all trade names, trademarks and service marks; trademark and service mark registrations and applications therefor and all associated goodwill; (v) all know-how, notebooks, work-product, databases and data collections and all rights therein; and (vi) all Web addresses, sites and domain names.

“IRS” means the United States Internal Revenue Service.

“Key Employee” has the meaning ascribed thereto in the Company’s Insider Trading Policy.

“Knowing and Material Breach” means a material breach of this Agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“knowledge of the Company” means the actual knowledge (without having conducted or being deemed to have conducted any investigation or inquiry) of each of the individuals set forth in Schedule 1.01.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Marketing Period” means the first period of 15 consecutive business days commencing on or after January 3, 2011 throughout and at the end of which, (a) Buyer shall have the Required Information, and (b) all the Offer Conditions (other than (x) conditions which by their terms can only be satisfied at the Closing itself and (y) the Minimum Condition so long as there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, at least a number of Company Shares that, together with the Company Shares beneficially owned by Buyer, represents 50.1% of the Company Shares outstanding (the “Majority Requirement”)) have been satisfied and nothing has occurred and no condition exists that would cause any of the Offer Conditions (other than the Minimum Condition so long as the Majority Requirement shall be satisfied) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15-consecutive-business day period; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Information and that the requirements in clauses (a) and (b) are satisfied, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Buyer in good faith reasonably believes the Company has not completed delivery of the Required Information or that the requirements in clauses (a) and (b) are not satisfied or Buyer cannot obtain from the Financing Sources confirmation that the Required Information has been provided and, within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible and as applicable (1) which Required Information the Company has not delivered, (2) which Offer Condition has not been satisfied, or (3) what has occurred or which condition exists that would cause any of the Offer Conditions to fail to be satisfied assuming that that the Closing were to be scheduled for any time during the 15-consecutive-business day period following the date of the written notice by the Company); and provided, further, that in the event that the requirements in clauses (a) and (b) above are satisfied as of the date that is 25 business days prior to the Termination Date (other than the Offer Conditions specified in clauses (ii) or (iii) of the first paragraph of Annex I hereto), then the Marketing Period shall commence or shall be deemed to have commenced not later than 25 business days prior to the Termination Date, provided, further, that the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of any such 15-consecutive-business day period, (1) the Company’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall be deemed not to commence until the time at which a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Buyer, (2) the Company shall have publicly announced any intention to restate any of its material financial information contained in the SEC Reports in which case the Marketing Period shall be deemed not to commence until the time at which such restatement has been completed and the SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required, or (3) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein or incorporated therein by reference, in which case the Marketing Period shall be deemed not to commence until the time at which all such reports have been filed, provided, further, that the Marketing Period shall end on the date on which the Debt Financing is consummated; and provided, further, that clause (a) of the definition of Marketing Period shall be deemed not to be satisfied if one or more of the conditions set forth in paragraphs (5), (6) and (10) of Exhibit D to the Debt Financing Commitments has not been satisfied as a result of a deficiency in the information relating to, and provided by, the Company and its Subsidiaries.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change, effect, event, occurrence, state of facts or development (a) in the financial, capital, securities or credit markets or the economy in general, (b) in general political or business conditions (including the commencement, continuation or escalation of war, armed hostilities or other international or national calamity, acts of terrorism, earthquakes, hurricanes or other natural disasters, or acts of God), or (c) in or affecting the industries in which the Company or any of its Subsidiaries are involved, (ii) any changes or proposed changes in applicable Laws, GAAP or other accounting standards or authoritative interpretations thereof, or stock exchange rules, regulations or listing standards, or the effects thereof, (iii) any change, effect, event, occurrence, state of facts or development resulting from the announcement of this Agreement, the announcement of the Offer or the taking of any action consented to or requested by Buyer (including any cancellations of or delays in customer offers, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (iv) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect, (v) any shareholder or derivative litigation relating to the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company, (vi) any introduction of new or improved products (including any porcine derived pancreatic replacement therapy products, such as Ultrase® or Ultresa™) or generic equivalents of the Company’s products, or services, or other changes to business strategy, by competitors of the Company or any of its Subsidiaries, (vii) any change arising from or as a result of Buyer, Parent, Axcan Pharma Inc. or their respective affiliates obtaining or achieving, or the failure (other than as a result of a material breach by the Company under its contractual obligations with Parent and its Subsidiaries relating to the products currently identified as Ultrase® and Ultresa™, in which case failure to obtain or achieve marketing or commercialization may be considered in determining whether a Material Adverse Effect has occurred) by Buyer, Parent, Axcan Pharma Inc. or their respective affiliates to obtain or achieve, marketing approval or commercialization for a porcine derived pancreatic replacement therapy product, including, without limitation, the products currently identified as Ultrase® or Ultresa™, or (viii) any change in the market price or trading volume of Company

Shares, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect, except that any change, effect, event, occurrence, state of facts or development set forth in sub-clause (i) or (ii) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent such change, effect, event, occurrence, state of facts or development has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“NASDAQ” means The Nasdaq Stock Market.

“Nondisclosure Agreement” means that certain letter agreement, dated July 13, 2010, between the Company, TPG Capital, L.P. and Axcan Pharma Inc.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental impositions, charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside if required by and in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, landlord’s and similar statutory liens that secure amounts incurred in the ordinary course of business and not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (v) Liens of public record (including Liens resulting from zoning, building and other similar ordinances, regulations, variances and restrictions) that do not materially interfere with the use and operation of the related property or asset as currently used and operated by the Company or any of its Subsidiaries or materially reduce the value of such property or asset, (vi) unrecorded easements, encroachments, declarations, covenants, conditions, reservations, and limitations and rights of way and other similar restrictions or immaterial defects, imperfections or irregularities in title that do not materially interfere with the use and operation of the related real property as currently used and operated by the Company or any of its Subsidiaries or materially reduce the value of such real property, (vii) as to leased real property, all Liens of whatsoever nature created or incurred by any owner, landlord, sublandlord or other Person in title that do not materially interfere with the use and operation of such leased real property as currently used and operated by the Company or any of its Subsidiaries, and (viii) any other Liens that do not materially interfere with the use and operation of the related property or asset as currently used and operated by the Company or any of its Subsidiaries or materially reduce the value of such property or asset.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, Person (including a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors and other representatives of such Person and its Subsidiaries.

“Required Information” means (a) all financial and other information relating to the Company and its Subsidiaries required to be delivered pursuant to paragraph (5) of Exhibit D to the Debt Financing Commitments and all financial and other information relating to the Company and its Subsidiaries necessary to prepare the items required to be delivered pursuant to paragraphs (6) and (10) of Exhibit D to the Debt Financing Commitments, including all financial statements, audit reports, pro forma financial statements, business and other financial data and disclosures and other information reasonably requested by Buyer to prepare the offering memoranda required to be delivered pursuant to paragraph (10) of Exhibit D to the Debt Financing Commitments, or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments and (b) receipt of drafts of customary comfort letters, including, without limitation, as to customary negative assurances and change period, by the independent auditors of the Company. For the avoidance of doubt, (i) Required Information shall not include any information relating to the Buyer or its affiliates (including any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than to the extent solely relating to the Company and its Subsidiaries as to which the Company will provide information reasonably requested by Buyer) that may be required to satisfy paragraph (6) and (10) of Exhibit D to the Debt Financing Commitments and (ii) upon receipt of the Required Information from the Company, Buyer shall be responsible for timely preparation of any pro forma financial information required to be delivered pursuant to the Debt Financing Commitments.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2008.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of the Company, Buyer or any other Person means any Person of which an aggregate of more than 50% of the total voting power of equity securities in ordinary elections of directors, managers or other controlling Persons is controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means all taxes, fees, levies, tariffs, imposts and other similar charges, however denominated and whether disputed or not, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes, state income taxes and foreign income taxes), escheat taxes, severance taxes, payroll and employment taxes, withholding taxes, unemployment insurance, social security taxes (or similar, including FICA), value added, sales and use taxes, ad valorem taxes, excise taxes, pharmaceutical publicity taxes, franchise taxes, gross receipts taxes, license taxes, occupation taxes, real and personal property taxes, stamp taxes, custom duties, environmental taxes, transfer taxes, workers’ compensation, capital stock and profits taxes, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

“Tax Group” means, collectively, the Company and its Subsidiaries.

“Tax Returns” means all reports, estimates, claims for refund, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties and including any schedule or attachment thereto or amendments thereof.

“Termination Date” means August 31, 2011.

“Transaction Bonus Plan” means a pool not exceeding US$1,000,000 which the Company’s Chief Executive Officer, with the approval of the Company’s Compensation Committee, can direct be paid out by the Company to those of its employees who have provided assistance in connection with the transactions contemplated hereby.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	4.10
Agreement	Preamble
Alternative Financing	7.08(b)
Asset Sale	2.04
Asset Sale Agreement	2.04
Assumed Employees	7.07(a)
Board Approvals	3.02(b)
Board Recommendation	2.02(a)
Borrower	5.05
Bridge Financing	5.05
Bridge Take Down	7.08(d)
Buyer	Preamble
Buyer Fee	8.03(d)/8.03(h)
Buyer Representatives	8.03(j)
Buyer SEC Reports	5.09(a)

Buyer Termination Fee	8.03(d)
Change in Recommendation	7.03(c)(ii)
Closing	2.01(d)
Company	Preamble
Company Representatives	8.03(j)
Company Required Approvals	4.05(b)
Company Shares	Background
Company Termination Fee	8.03(a)
Covered Employees	7.07(e)
Debt Financing	5.05
Debt Financing Commitments	5.05
Debt Offering Documents	7.08(c)(iii)
DCC	3.01(a)
Divestiture Action	7.01(e)
EGM	2.04
Equity Financing	5.05
Equity Financing Commitment	5.05
Executive Agreements	7.07(e)
Financing	5.05
Financing Commitments	5.05
Financing Sources	5.05
GAAP	4.06(b)
Guarantee	Background
Indemnified Parties	7.04(b)
Initial Expiration Time	2.01(c)
International Plans	4.11(a)
Laws	4.05(a)
Leased Real Property	4.13(b)
Leases	4.13(b)
Majority Requirement	1.01 (“Marketing Period”)
Material Contracts	4.17(a)
Minimum Condition	2.01(a)
New Debt Financing Commitments	7.08(b)
Nonclearance Termination Fee	8.03(h)
Note Payable	2.04(c)(i)
Offer	Background
Offer Conditions	2.01(a)
Offer Documents	2.01(b)
Owned Real Property	4.13(a)
Parent	Preamble
Per Share Amount	Background
Plans	4.11(a)
Post-Closing Reorganization	3.01
Real Property	4.13(b)

Schedule 14D-9	2.02(b)
Schedule TO	2.01(b)
Section 7.03(c)(ii) Notice	7.03(c)(ii)
Solvent	5.08
Stockholder Approvals	2.04
Subsequent Offering Period	2.01(c)
Superior Proposal	7.03(e)
U.S. Plans	4.11(a)

ARTICLE II

THE OFFER

SECTION 2.01. The Offer.

(a) If this Agreement has not been terminated in accordance with Article VIII, as soon as practicable after the public announcement of the execution of this Agreement, but in any event within 15 business days after the date hereof, Buyer shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The consummation of the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, at least a number of Company Shares that, together with the Company Shares beneficially owned by Buyer, represents 80% of the Company Shares outstanding (the “Minimum Condition”); and (ii) the other conditions set forth in Annex I hereto (together with the Minimum Condition, the “Offer Conditions”). Buyer expressly reserves the right to waive any Offer Conditions and to make any change in the terms of the Offer or the Offer Conditions; provided that (A) Buyer may not, without the prior written consent of the Company, waive the satisfaction of the Minimum Condition, or accept for payment any Company Shares tendered pursuant to the Offer if the Minimum Condition has not been met and (B) no change may be made without the prior written consent of the Company that (1) changes the form of consideration payable in the Offer, (2) decreases the Per Share Amount, (3) reduces the maximum number of Company Shares to be purchased in the Offer, (4) extends the Offer other than in accordance with Section 2.01(c), (5) imposes conditions to the Offer in addition to those set forth in Annex I or which otherwise modifies the conditions set forth in such Annex I, or (6) amends any other term of the Offer in a manner adverse to the holders of Company Shares.

(b) As soon as reasonably practicable after the commencement of the Offer, Buyer shall file with the SEC a Tender Offer Statement on Schedule TO (“Schedule TO,” and such Schedule TO and any documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto, the “Offer Documents”). The Offer Documents shall comply in all material respects with the requirements of applicable federal securities Laws, and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Company Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that in complying with the foregoing commitments, Buyer may rely on the accuracy of any information supplied by the Company or any holders of Company Shares specifically for inclusion or incorporation by reference in the Offer Documents. The Company shall promptly furnish to Buyer all information concerning the Company that may be reasonably requested by Buyer in connection with any action contemplated by this Section 2.01(b). Each of Buyer and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and shall promptly supplement the Offer Documents to include any information that shall become necessary to include in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and, at such time as reasonably agreed by Buyer and the Company, disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents at least three calendar days (or such shorter period if three calendar days is not possible but not less than 24 hours) prior to their being filed with the SEC or disseminated to the holders of Company Shares. Buyer shall provide the Company and its counsel with any comments or other communications, whether written or oral, Buyer or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications and shall provide the Company and its counsel an opportunity to participate in the response of Buyer to such comments or other communications.

(c) Unless extended as provided in this Agreement, the Offer shall be open for a period of 20 consecutive business days and shall be scheduled to expire at 12:01 a.m., New York City time, immediately following the 20th business day of such period (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) (the “Initial Expiration Time”). If any Offer Condition is not satisfied (other than conditions which by their terms can only be satisfied at the Closing itself) and has not been waived or (i) the Closing has not occurred and (ii) the Marketing Period plus a period of 5 business days thereafter has not elapsed, in each case at the Initial Expiration Time or any subsequent time as of which the Offer is then scheduled to expire, then on each such scheduled expiration date Buyer may, or at the Company’s written request, Buyer shall, extend the Offer for a period of up to ten consecutive business days (or any such longer period as the parties may agree in writing); provided that the foregoing shall not be deemed to impair, limit or otherwise restrict the right of any party to terminate this Agreement pursuant to the terms of Section 8.01 hereof; provided further, that notwithstanding the satisfaction or waiver of the Offer Conditions, if the Marketing Period has not ended at the Initial Expiration Time or any subsequent time as of which the Offer is scheduled to expire, then on each such scheduled expiration date Buyer may extend the Offer for a period of up to ten consecutive business days (but in no event past the date which is five business days following the expiration of the Marketing Period). Each extension requested by the Company pursuant to this Section 2.01(c) shall be made in writing and delivered to Buyer no less than one business day prior to the expiration of the Offer (as it may have previously been extended pursuant to this Section 2.01(c)). Following the Closing, Buyer shall provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of at least ten business days (the “Subsequent Offering Period”).

(d) Subject to the foregoing and upon the terms of the Offer and subject to satisfaction or waiver of the Offer Conditions and, to the extent applicable, to the provisions of Rule 14d-11 under the Exchange Act, Buyer shall accept for payment and pay for, as promptly as practicable (and in any event within two business days) after the expiration of the Offer (as the same may be extended pursuant to Section 2.01(c)), all Company Shares validly tendered and not withdrawn pursuant to the Offer (the “Closing”). Buyer shall provide on a timely basis the funds necessary to purchase any and all Company Shares that Buyer becomes obligated to purchase pursuant to the Offer. The Closing shall occur at a place and time mutually agreed by the parties. Notwithstanding anything to the contrary set forth herein, Buyer shall be entitled to deduct and withhold from amounts paid by Buyer for Company Shares validly tendered and not withdrawn such amounts as Buyer is required to deduct and withhold with respect to the making of such payments pursuant to applicable Laws.

SECTION 2.02. Company Action.

(a) The Company hereby approves of and consents to the Offer and represents that the Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are fair to, and in the best interests of the Company’s shareholders and other relevant stakeholders, its Subsidiaries and the enterprises carried on by the Company and its Subsidiaries, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, in accordance with applicable law, and (iii) resolved to recommend acceptance of the Offer by the holders of Company Shares (collectively, the “Board Recommendation”); provided that the Board Recommendation may be withdrawn, modified or amended in accordance with Section 7.03. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board.

(b) The Company shall file with the SEC as soon as practicable following the day that the Offer is commenced (but in no event shall the Company be required to file with the SEC earlier than the later of (i) 15 business days after the date hereof or (ii) the date the Schedule TO is filed) and disseminate to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03, shall reflect the recommendation of the Board referred to in Section 2.02(a) above and include a copy of the written opinion of Goldman Sachs International as described in Section 4.21. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable federal securities Laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 at least three calendar days (or such shorter period if three calendar days is not possible but not less than 24 hours) prior to its being filed with the SEC or disseminated to holders of Company

Shares. The Company shall provide Buyer and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Buyer and its counsel with an opportunity to participate in the response of the Company to such comments. Buyer shall promptly furnish to the Company all information concerning Buyer that may reasonably be requested by the Company in connection with any action contemplated by this Section 2.02(b). Each of the Company and Buyer shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and shall promptly supplement the Schedule 14D-9 to include any information that shall become necessary to include in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be, at such time as reasonably agreed by Buyer and the Company, disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws.

(c) The Company shall promptly furnish Buyer with mailing labels containing the names and addresses of all record holders of Company Shares and with security position listings of Company Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Company Shares as Buyer may reasonably request. The Company shall promptly furnish Buyer with such additional information, including updated listings and computer files of holders of Company Shares, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Company Shares as Buyer may reasonably request. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Buyer and each of its affiliates, agents and advisors shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the transactions contemplated in this Agreement, and, if this Agreement shall be terminated, shall deliver to the Company, and shall use its reasonable best efforts to cause its affiliates, agents and advisors to deliver, all copies and any extracts or summaries from such information then in their possession.

SECTION 2.03. Company Options. Immediately prior to the Closing, all outstanding and unexercised Company Options other than those Company Options issued on or after the date of this Agreement shall become fully vested. At the Closing, all outstanding and unexercised Company Options shall be canceled and the holders thereof shall cease to have any rights with respect thereto, excepting only the right, in respect of each such canceled Company Option other than those Company Options issued on or after the date of this Agreement, to receive an amount in cash from the Company, on the Company’s regular payroll date occurring on or next following the date of the Closing and in accordance with the Company’s regular payroll practices, equal to the result of multiplying the total number of Company Shares previously subject to such vested Company Option by the excess, if any, of the Per Share Amount over the per share exercise price of such unexercised Company Option, subject to applicable Tax withholding. No Company Options shall be outstanding from and after the Closing. The Company shall take such actions as may be necessary with respect to the Company Options to effectuate the foregoing provisions of this Section 2.03.

SECTION 2.04. EGM. At any time following the execution of this Agreement, but in any event prior to the Initial Expiration Time, the Company shall hold an extraordinary meeting of shareholders (the “EGM”) to (a) provide information regarding the Offer and approve this Agreement, (b) accept the resignation from the Board of the existing members thereof and appoint the new members of the Board in accordance with the designation of Buyer set out below; (c) approve the sale by the Company effective as of the Closing, pursuant to a sale and purchase agreement (an “Asset Sale Agreement”), of all or substantially all of the assets of the Company (including the Company’s Subsidiaries) to Buyer or one or more of its designees for aggregate consideration of (i) a note payable (the “Note Payable”) from Buyer or one or more of its designees in an aggregate principal amount equal to the Per Share Amount multiplied by the total number of outstanding Company Shares as of the Closing (which Note Payable shall be prepayable without penalty or premium but shall require the Buyer to repay to the Company, on or prior to the completion of the Subsequent Offering Period, an amount of the Note Payable equal to the Per Share Amount multiplied by the number of Shares not tendered in the Tender Offer or the Subsequent Offering Period), and (ii) the assumption by Buyer or its designees of all liabilities and obligations of the Company, whether actual, contingent or otherwise, including the express assumption of all contractual obligations (and also including the related obligation of Buyer or its designees to fully indemnify and hold harmless the Company with respect to all such assumed liabilities and obligations) (the transaction described in this clause (c), the “Asset Sale”); and (d) resolve upon the liquidation and dissolution of the Company following such Asset Sale and completion of the Subsequent Offering Period with the aim that the proceeds of such sale will be paid by means of a liquidation distribution to the shareholders of the Company such that (i) each holder of Company Shares that were not tendered in the Offer or during the Subsequent Offering Period shall receive cash in an amount equal to the Per Share Amount multiplied by the number of Company Shares then held by such holder, less any applicable withholding taxes and (ii) Buyer shall receive (in kind) the Note Payable. In connection with the Asset Sale, the Buyer shall provide a guarantee to the liquidator as to any deficit in the estate of the Company, so as to enable the liquidator to pay the Per Share Amount per Company Share (less withholding taxes, if any) by means of an advance liquidation distribution to holders of Company Shares that were not tendered in the Offer or during the Subsequent Offering Period. The resignations and appointments and the approval of the sale of the Company’s assets, the liquidation and dissolution of the Company and the distribution of the liquidation proceeds referred to in the preceding sentence (the “Stockholder Approvals”) will be effective as of, and conditional upon the occurrence of, the Closing. As soon as practicable after the date of execution of this Agreement and no later than 20 calendar days prior to the date of the EGM, Buyer shall designate in writing to the Company the new members for the Board and furnish the Company with all information with respect to those new members that is required to be disclosed to the Company shareholders under the Laws of The Netherlands. At the EGM, the Company shall use its reasonable best efforts to secure the Stockholder Approvals, such Stockholder

Approvals to be effective as of, and conditional upon, the occurrence of the Closing, as aforesaid. Buyer and the Company shall consummate the Asset Sale simultaneously with the Closing.

ARTICLE III

POST CLOSING MATTER

SECTION 3.01. Restructuring. Buyer shall, simultaneously with or as soon as possible after the Closing, effectuate a corporate reorganization (the “Post-Closing Reorganization”) of the Company and its Subsidiaries, which may include, in addition to the Asset Sale, without limitation, (a) the commencement of a compulsory acquisition by Buyer of Company Shares from any remaining minority shareholder in accordance with Section 2:92a of the Dutch Civil Code (the “DCC”), (b) the amendment of the Articles of Association of the Company to permit the creation, among other things, of separate classes of shares, (c) making a liquidation distribution to each holder of Company Shares that were not tendered in the Offer or during the Subsequent Offering Period, (d) the effectuation by the Company and one or more Dutch Subsidiaries of Buyer of a legal merger within the meaning of Section 2:309 of the DCC, (e) the termination of the listing of the Company Shares on the NASDAQ, (f) the deregistration of the Company under the Exchange Act and the cessation of the Company’s reporting obligations thereunder, or (g) any one or more combinations of any of the foregoing actions; all of which shall be conducted in accordance with applicable Laws and which will in any case result in the holders of Company Shares that were not tendered in the Offer or during the Subsequent Offering Period being offered or receiving in any such Post-Closing Reorganization for each of such Company Shares cash in an amount equal to the Per Share Amount, less applicable withholding taxes, as soon as reasonably possible after the Closing.

SECTION 3.02. Co-Operation of the Company. The Company and Buyer shall take as of the date of this Agreement or as soon thereafter as is reasonably practical, but effective no earlier than the consummation of the Offer, all actions reasonably necessary or desirable to accomplish the Asset Sale and, to the extent requested by Buyer, the Post-Closing Reorganization including, without limitation, (a) in the case of the Company, the convening of the necessary meetings of the Company shareholders and the Board (including, without limitation, the EGM referenced in Section 2.04), (b) in the case of the Company, the consideration of any and all necessary or desirable resolutions by the Board for the purpose of the corporate reorganizations and the consideration and approval (including approval by a majority of disinterested directors) of any board resolutions (the “Board Approvals”) necessary or desirable to convene the EGM referenced in Section 2.04 and approve the Asset Sale to Buyer or its designee, the liquidation and dissolution of the Company (unless the Board elects to defer the matter to a later separate EGM), in each case as set forth in Section 2.04, and (c) in the case of the Buyer and the Company, the execution of any and all reasonably requested documents, agreements or deeds that are necessary or desirable to effectuate any of the corporate reorganizations and the filing or registration of any or all of such documents, agreements or deeds with the appropriate authorities or agencies. In addition, at the request of Buyer, the

Company shall take any and all other actions that are reasonably necessary or desirable to accomplish the corporate reorganization of the Company and its Subsidiaries, so long as such actions are reasonable based on the relative detriment or inconvenience to the Company and the relative benefit to Buyer from such action. With respect to all actions taken by the Company pursuant to this Section 3.02, Buyer shall reimburse the Company for its reasonable out-of-pocket costs and expenses regardless of whether or not the Offer is consummated except where Buyer has terminated this Agreement pursuant to Section 8.01(d) or Section 8.01(h), in which case Buyer shall not be obligated so to reimburse the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this Article IV are true and correct, except as set forth in (i) the Disclosure Schedule or (ii) the SEC Reports (but excluding from the SEC Reports (x) any risk factor disclosures contained under the heading “Risk Factors,” (y) any disclosure of risks included in any “forward-looking statements” disclaimer and (z) any other forward-looking statements of risk that do not contain a reasonable level of detail about the risks of which the statements warn).

SECTION 4.01. Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly formed, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

SECTION 4.02. Articles of Association; Etc. The Company has heretofore made available to Buyer a complete and correct copy of the articles of association, deed or certificate of incorporation, by-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such articles of association, deed or certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

SECTION 4.03. Capitalization.

(a) The authorized capital stock of the Company consists of 130,000,000 Company Shares. As of November 29, 2010, (i) 48,014,947 Company Shares were issued and outstanding, (ii) no Company Shares were held in the treasury of the Company, (iii) no Company Shares were held by any Subsidiaries of the Company and (iv) there were such number of Company Options to purchase Company Shares as is set forth on Section 4.03 of the Disclosure Schedule. The Company has not issued any Company Shares or Company

Options to purchase Company Shares from and including November 29, 2010 to and including the date hereof, other than the issuance of Company Shares pursuant to the exercise of Company Options. As of the date hereof, no warrants to purchase shares of capital stock of the Company are outstanding. All outstanding Company Shares and shares of capital stock (or, where applicable, other comparable equity interests) of each Subsidiary of the Company have been, and all shares of capital stock of the Company that may be issued pursuant to the Company Equity Compensation Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Section 4.03(a) of the Disclosure Schedule sets forth the authorized and, as of November 26, 2010, 2010, issued and outstanding capital stock (or, where applicable, other comparable equity interests) of each Subsidiary of the Company. Except as set forth in Section 4.03(a) of the Disclosure Schedule, all outstanding shares of capital stock or comparable equity interests in the Subsidiaries of the Company are owned by the Company or a Subsidiary of the Company, free and clear of all Liens other than transfer restrictions pursuant to the federal securities Laws and any similar state or foreign securities Laws.

(b) Except as set forth in Section 4.03(a) above, there are no outstanding (i) shares of capital stock or voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, (iii) options or other rights to acquire from the Company or any of its Subsidiaries or other obligations (including obligations arising out of preemptive rights or other similar rights) of the Company or any of its Subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries, or (iv) contractual obligations that would otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of the Company or any of its Subsidiaries (including stock appreciation, phantom stock, profit participation or other similar rights). No depositary receipts (“certificaten”) have been issued for any Company Shares.

(c) Except as set forth in Section 4.03(a) above, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem, otherwise acquire or make any payment (including any dividend or distribution) in respect of any (i) shares of capital stock or voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, or (iii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries, to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no Liens on, or other contractual obligations relating to, the ownership, transfer or voting of any Company Shares or any shares of capital stock (or, where applicable, other comparable equity interests) of each Subsidiary of the Company.

(d) Each Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Compensation Plan and at all relevant times has qualified for exemption from Section 409A of the Code under Section 1.409A-1(b)(5)(i)(A) or Section 1.409A-1(b)(5)(ii) of the regulations thereunder.

(e) As of the date hereof, the Company had outstanding indebtedness for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and penalties, fees, and premiums with respect thereto), whether secured or unsecured, in an amount as set forth in Section 4.03(e) of the Disclosure Schedules.

SECTION 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Buyer and Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the articles of association, certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Company Required Approvals, conflict with or violate any treaty, statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of or by any Governmental Authority (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) subject to obtaining the consents listed in Section 4.05(a) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien other than a Permitted Lien on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Offer and would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state takeover and state securities or “blue sky” Laws, the rules or regulations of NASDAQ, the HSR Act and other Antitrust Laws, and Environmental Laws (the foregoing, together with those items listed on Section 4.05(b) of the Disclosure Schedule, collectively, the “Company Required Approvals”), and (ii) any actions, licenses, consents, permits, orders, approvals or filings the absence of which would not prevent or materially delay consummation of the Offer and would not have a Material Adverse Effect.

SECTION 4.06. SEC Filings; Financial Statements.

(a) The SEC Reports (i) complied, at the time they were filed, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or has been since May 17, 2007, required to file any form, report or other document with the SEC.

(b) The condensed consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments) in accordance with GAAP.

SECTION 4.07. Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting and of the Company’s disclosure controls and procedures in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective.

SECTION 4.08. Absence of Certain Changes or Events. Since the date of the latest audited financial statement included in the SEC Reports through the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) there has not occurred any action or event that would have been prohibited by (assuming Buyer did not consent thereto) the provisions of Section 6.01 had such action or event occurred after the date of this Agreement and prior to the earlier of the date of the Closing or the termination of this Agreement.

SECTION 4.09. Compliance with Laws. The Company and its Subsidiaries are, and since May 17, 2007 have been, in material compliance with all applicable Laws and have all licenses, certificates, permits, consents, orders, approvals and authorizations from any Governmental Authority that are necessary to the ownership of their property or to the conduct of their businesses in the manner and to the extent now conducted by the Company and its Subsidiaries, except where any failure to comply with any such laws or failure to have any such license, certificate, permit, consent, order, approval or authorization would not have a Material Adverse Effect. This Section 4.09 includes all subject matters except those covered by Sections 4.01, 4.06, 4.07, 4.11, 4.15, 4.16 and 4.19.

SECTION 4.10. Absence of Litigation. There is no litigation, suit, claim, action, arbitration or proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation or audit pending or threatened in writing, against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, by or before any court, other Governmental Authority or arbitrator that, if adversely determined, would have a Material Adverse Effect.

SECTION 4.11. Employee Benefit Plans.

(a) Section 4.11 of the Disclosure Schedule lists each material plan, arrangement or policy (written or oral), whether covering a single individual or group of individuals, relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits or other employee benefits (collectively, the “Plans”), including, without limitation, each material employee benefit plan (as defined in Section 3(3) of ERISA) (such Plans, the “U.S. Plans”), in each case that is maintained or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has or may have any liability for contributions, premiums or benefits. Each Plan that has been maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries will or may have any liability, for the benefit of employees of the Company or its Subsidiaries, or any of them, who perform services outside the United States shall be collectively referred to as the “International Plans.”

(b) The Company has made available to Buyer true and complete copies of each U.S. Plan and, for each U.S. Plan (i) if the Plan has been reduced to writing, the plan document and all amendments thereto, (ii) if the Plan has not been reduced to writing, a written summary of all material Plan terms, (iii) any related trust agreements, custodial agreements, insurance policies or contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) any summary plan descriptions, employee handbooks or similar employee communications, (v) in the case of any Plan for which Forms 5500 are required to be filed, the Form 5500 and accompanying schedules, if any, for the most recent two (2) years for which such Forms have been filed, and (vi) in the case of any Plan that is intended to be qualified under Code Section 401(a), the most recent determination letter (and, if applicable, opinion letter) from the Internal Revenue Service.

(c) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA. None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (ii) obligates the Company or any of its Subsidiaries to pay or accelerate the vesting of any payment or funding of any separation, severance, termination or other payment or benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of a change in the ownership or control of the Company or the change in the ownership of a substantial portion of the Company’s assets. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, except as required by Section 601 et seq. of ERISA.

(d) To the knowledge of the Company, each Plan is now and always has been maintained and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, where applicable. Neither the Company nor any of its Subsidiaries could reasonably be subject to a liability under Sections 409 or 502(i) of ERISA or to a tax under Section 4975 of the Code. The Company and its Subsidiaries have performed all obligations required to be performed by them under the Plans in all material respects and are not in any material respect in default under or in violation of, and the Company has no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that is reasonably likely to give rise to any such Action. No Plan is or, within the last six (6) years, has been the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e) For each U.S. Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code, the Company and/or its Subsidiaries have adopted a prototype plan that has received a favorable opinion letter from the IRS and, to the knowledge of the Company, no fact or event has occurred to adversely affect the qualified status of any such Plan.

(f) The Company and its Subsidiaries have timely paid all amounts that each, as applicable, is required to pay as contributions to, or premiums or benefits under, the Plans in all material respects, or have accrued such amounts in accordance with GAAP.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other events) will result in any payment that, separately or in the aggregate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or that would not be deductible under Section 162 of the Code.

(h) Each International Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all Laws that are applicable to such International Plan. Furthermore, no International Plan has material unfunded liabilities that, as of the Closing, will not be offset by insurance or fully accrued or disclosed in the Company’s financial statements.

(i) Prior to the execution of this Agreement, the Company (acting through the Compensation Committee and the Special Committee of the Board) has taken all such steps as may be required to cause any and all employment compensation, severance and employee benefit agreements and arrangements entered into by the Company or its Subsidiaries or contemplated hereby with any of their respective officers, directors or employees (including those agreement and arrangements listed in Schedule 4.11(i)) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

SECTION 4.12. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries are party to, or otherwise bound by, any collective bargaining or other agreement with a labor union, and no such agreement is being negotiated by the Company or any of its Subsidiaries. None of the employees of the Company or any of its Subsidiaries are represented by a labor union. To the knowledge of the Company, there is no effort by or on behalf of any labor union to organize any employees of the Company or any of its Subsidiaries and there have been no such efforts for the past three years. No petition has been filed or proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative. There is no labor dispute, work slowdown, picketing or strike pending, or to the knowledge of the Company, threatened against the

Company or any of the Subsidiaries and there have been no such disputes or activities for the past three years. Except as would not have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current executive officers of the Company and its Subsidiaries has been provided to Buyer. As of the date hereof, to the knowledge of the Company, except as set forth in Section 4.12(b) of the Disclosure Schedule, no current executive officer or Key Employee of the Company or any of its Subsidiaries has given written notice of termination of employment with the Company or any Subsidiary.

(c) As of the date of this Agreement, except as set forth in Section 4.12(c) of the Disclosure Schedule or as would not materially affect the Company, (i) there is no investigation or audit pending (or, to the knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries concerning employment-related matters, and (ii) no current or former employee or independent contractor of the Company or any of the Subsidiaries has brought any Action (or, to the knowledge of the Company, has threatened to bring any Action) against or affecting the Company or any of its Subsidiaries.

(d) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws respecting employment, employment practices and terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act.

SECTION 4.13. Property and Leases.

(a) Section 4.13 of the Disclosure Schedule contains a list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or a Subsidiary of the Company has good and marketable fee title to each parcel of Owned Real Property and all improvements located thereon, free and clear of all Liens other than Permitted Liens.

(b) Section 4.13 of the Disclosure Schedule contains a list of all leases and subleases under which the Company or any of its Subsidiaries is either lessor or lessee of real property (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). The Company or one of its Subsidiaries has a good and valid leasehold interest in each Leased Real Property, free and clear of all Liens other than Permitted Liens, except where the failure to have such leasehold interest would not have a Material Adverse Effect. The Company has delivered to Buyer or its counsel a true and complete copy of every lease and sublease with respect to the Leased Real Property (the “Leases”). Except where such failure to be valid and enforceable in accordance with its terms would not have a Material Adverse Effect, each Lease is valid and enforceable in accordance with its terms except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) To the knowledge of the Company, none of the Real Property is the subject of any material condemnation or eminent domain proceeding. The Real Property is served by all water, electric, gas, telephone, sewer and other utilities reasonably necessary for the conduct of business of the Company and its Subsidiaries as currently conducted.

(d) The Company and the Subsidiaries of the Company have good and marketable title to all material personal property owned by them, in each case free and clear of all Liens other than Permitted Liens.

SECTION 4.14. Intellectual Property.

(a) The Company or one or more of its Subsidiaries owns, or has the right to use, all material Intellectual Property necessary to the conduct of the business of the Company or any of its Subsidiaries as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.14(a) of the Disclosure Schedule lists all proceedings or actions before any court, tribunal (including the European Patent Office, the United States Patent and Trademark Office or equivalent authority elsewhere in the world) related to any of the Company Registered Intellectual Property which, if adversely determined, would have a Material Adverse Effect.

(b) Each item of Company Intellectual Property, is, to the knowledge of the Company, free and clear of any Liens other than Permitted Liens and Liens that would restrict the use of such Company Intellectual Property in such a manner that would not have a Material Adverse Effect. To the knowledge of the Company, (i) the operation of the businesses of the Company and its Subsidiaries as they currently are conducted does not infringe the Intellectual Property of any Person in any material respect, (ii) no Person is infringing any Company Intellectual Property in any material respect, and (iii) (x) none of the claims of patents constituting Company Intellectual Property are unenforceable or invalid, and (y) none of the claims of patent applications constituting Company Intellectual Property would be unenforceable or invalid if issued as patents.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and preserve any Company Intellectual Property, including requiring, through signed written agreement or binding employment policy, all Company Personnel who develop or receive trade secret or confidential or proprietary data or information or Intellectual Property of the Company or any of its Subsidiaries not to disclose such trade secrets, data, information or Intellectual Property to any third party, not to use such trade secrets, data or information for any purpose other than the purposes of the Company and its Subsidiaries, and to assign their rights in such trade secrets, data, information or Intellectual Property to the Company or a Subsidiary of the Company.

SECTION 4.15. Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or on behalf of the Tax Group have been duly filed on a timely basis (taking into account applicable extensions) and such Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects, (ii) all income and other material Taxes whether or not shown to be payable on the Tax Returns have been paid in full on a timely basis, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company included in the SEC Reports, and (iii) the Tax Group has withheld and timely paid over to the appropriate authorities all Taxes required to have been withheld and paid over, and in all material respects has complied with all information reporting and backup withholding requirements.

(b) To the knowledge of the Company, there are no binding agreements relating to any prior formal audit of the Tax Group with the IRS or any other Governmental Authority that have or are reasonably likely to have a material and adverse impact on the Tax Group’s Taxes for which adequate reserves have not been established in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents.

(c) The Tax Returns of the Tax Group have never been audited by a Governmental Authority, nor is any such audit in process, pending or, to the knowledge of the Company, threatened; no deficiencies exist or have been asserted with respect to Taxes of the Tax Group which have not been fully paid or adequately reserved for in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents, and the Tax Group is neither a party to any action or proceeding for assessment or collection of material Taxes, nor has such event been asserted or, to the knowledge of the Company, threatened against the Tax Group or any of its assets or properties. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Tax Group.

(d) There are no Liens for Taxes on any of the assets of the Tax Group other than Permitted Liens.

(e) The Tax Group does not have any liability for the Taxes of any other person that is not a member of the Tax Group, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise. No member of the Tax Group has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

SECTION 4.16. Environmental Matters. Except as would not have a Material Adverse Effect, to the knowledge of the Company, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained and maintained all permits and consents required for the operation of their business pursuant to applicable

Environmental Laws, (b) except for matters that have been fully resolved and that impose no continuing obligations or liabilities on the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has received any written notice, claim, demand or request for information with respect to the business of, or any real property of, the Company or any of its Subsidiaries from any Governmental Authority or third party alleging or suggesting that the Company or any of its Subsidiaries is not in material compliance with any Environmental Laws or has liability under any Environmental Laws, and (c) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any third party has caused any “release” (as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) of a Hazardous Substance in excess of a reportable quantity (or otherwise in a manner giving rise to a requirement for response actions) on any real property currently or formerly owned or leased by the Company or any of its Subsidiaries.

SECTION 4.17. Material Contracts.

(a) Section 4.17 of the Disclosure Schedule contains a list, as of the date hereof, of each contract or agreement that is a “material contract” (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC) and each of the following types of contracts and agreements to which the Company or any of its Subsidiaries is a party (such contracts and agreements as are required to be set forth in Section 4.17 of the Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement that (A) is reasonably likely to involve consideration of more than US$500,000 during the calendar year ending December 31, 2010, or (B) is reasonably likely to involve consideration of more than US$1,000,000, in the aggregate, over the remaining term of such contract, except any such contract that can be canceled by the Company or any of its Subsidiaries for any reason without penalty or further payment and without more than 90 days’ notice;

(ii) any material license or similar agreement, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries, or income or revenues related to any product of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party, that (A) is reasonably likely to involve consideration of more than US$500,000 during the calendar year ending December 31, 2010, or (B) is reasonably likely to involve consideration of more than US$1,000,000, in the aggregate, over the remaining term of such agreement, payable by the Company or any of its Subsidiaries to any third party;

(iii) all contracts and agreements evidencing Indebtedness in excess of US$1,000,000;

(iv) all contracts and agreements with any Governmental Authority, to which the Company or any of its Subsidiaries is a party, that are material to the Company and its Subsidiaries taken as a whole;

(v) all distributor agreements material to the Company and its Subsidiaries taken as a whole;

(vi) all Leases material to the Company and its Subsidiaries taken as a whole;

(vii) all contracts and agreements that limit, or purport to limit, in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

(viii) any partnership, joint venture or similar agreement or arrangement;

(ix) all agreements obligating the Company or any of its Subsidiaries to make any individual payment in excess of US$25,000, or aggregate payments in excess of US$250,000, as a result of a change in control;

(x) any non-compete, non-solicitation or similar agreement with any director, officer or employee of the Company or its Subsidiaries; and

(xi) any agreement relating to the prospective acquisition or disposition of any material portion of the businesses of the Company and its Subsidiaries taken as a whole (whether by merger, sale of stock, sale of assets or otherwise).

(b) Except as would not prevent or materially delay consummation of the Offer or the Closing or would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary of the Company, the Company or a Subsidiary of the Company, as the case may be, is not in material default under any Material Contract, and none of the Material Contracts has been canceled by the other party, (ii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (iii) the Company and its Subsidiaries are not in receipt of, nor has the Company or any of its Subsidiaries sent, any written claim of default under any Material Contract and (iv) neither the execution of this Agreement nor the consummation of the Offer or the Closing shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any rights under any Material Contract.

SECTION 4.18. Insurance. The Company and its Subsidiaries maintain and have since May 17, 2007 maintained with the insurers listed in Section 4.18 of the Disclosure Schedule insurance with respect to their assets, employees, officers and directors (or equivalent) and business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Leases or other contractual obligations. Except as disclosed on Section 4.18 of the Disclosure Schedule, no insurer (a) has questioned, denied or disputed coverage of any claim pending under any insurance policy or (b) has threatened to cancel any insurance policy.

SECTION 4.19. Regulatory Compliance.

(a) Since May 17, 2007, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, conducted, or issued any recall, market withdrawal, safety alert, warning, “dear doctor” letter, investigator notice, or other notice relating to an alleged material lack of safety or efficacy of any manufactured, packaged, labeled, imported, exported, stored, distributed, sold (whether or not for consideration), advertised or marketed product of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are currently contemplating such actions.

(b) Except as would not have a Material Adverse Effect, to the knowledge of the Company, all material approvals, registrations, authorizations, clearances, reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Authority by the Company or any of its Subsidiaries with respect to products that are currently manufactured, packaged, labeled, imported, exported, stored, distributed, sold (whether or not for consideration), advertised or marketed have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c) The Company and all of its Subsidiaries are in material compliance with all applicable Laws (including Laws regarding the manufacturing, packaging, labeling, importation, export, storage, distribution, sale, advertising, marketing, pricing of the currently marketed products of the Company), regulatory or warning letters, notices of adverse findings, and any other similar letters or notices issued by any Governmental Authority as well as with all terms and conditions imposed in any licenses, permits or approvals issued in respect of the products of the Company. Since May 17, 2007, neither the Company nor any of its Subsidiaries have received notice of any threatened or pending investigation, hearing, finding of deficiency or non-compliance, adverse inspection report, penalty, fine, sanction, request for recall, relabeling or other remedial action, audit or other regulatory action (other than non-material routine or periodic inspections or reviews) by any Governmental Authority against any of the Company, its Subsidiaries or, with respect to the currently or heretofore marketed products of the Company, to the knowledge of the Company, any person that manufactures, packages, labels, imports, exports, stores, distributes or sells such products of the Company or its Subsidiaries pursuant to a commercialization, manufacturing, supply or other collaboration arrangement with the Company or any of its Subsidiaries by any Governmental Authority which would have a Material Adverse Effect.

(d) The Company and its Subsidiaries have not received any information (e.g., adverse event reports or complaints) and are otherwise not aware of any information concerning any pending or threatened regulatory action by any Governmental Authority, which would have a Material Adverse Effect.

(e) To the knowledge of the Company, the manufacture of the currently marketed products of the Company and its Subsidiaries is being conducted in material compliance with current “good manufacturing practices” as defined by the applicable Governmental Authority.

(f) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, has been convicted of any crime. To the knowledge of the Company, none of the Company, its Subsidiaries or any of their respective agents or subcontractors has engaged in any conduct which would reasonably be expected to result in debarment or disqualification by any Governmental Authority. There are no proceedings pending or threatened against the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective agents or subcontractors, that reasonably might be expected to result in criminal liability or debarment or disqualification by any Governmental Authority.

(g) All studies, tests, and preclinical and clinical trials being conducted by the Company or its Subsidiaries are being conducted in material compliance with applicable Laws, including “good laboratory practices,” and “good clinical practices,” each as defined by the applicable Governmental Authority. Neither the Company nor its Subsidiaries have received any written notices from any Governmental Authority requiring the termination or suspension of any clinical trials conducted by the Company or its Subsidiaries since May 17, 2007.

(h) As at the date of this Agreement, the Company has made available to Buyer copies of all (i) material warning letters and untitled letters, notices of adverse findings and similar correspondence received since May 17, 2007, (ii) material 483s and other audit reports received since May 17, 2007 and (iii) material documents concerning any material oral or written communication received from the FDA since May 17, 2007. The Company has provided to Buyer all material FDA correspondence and minutes from meetings with respect to the developmental and material currently marketed products of the Company and its Subsidiaries, whether in person, by telephone, or otherwise, with FDA since May 17, 2007.

SECTION 4.20. Brokers. No broker, finder or investment banker (other than Goldman Sachs International and Jefferies International Limited) is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 4.21. Opinion of Financial Advisor. The Board of Directors of the Company has received an oral opinion of Goldman Sachs International (to be confirmed in writing) to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein (a) the Per Share Amount to be paid in the Offer to the holders of Company Shares pursuant to this Agreement is fair to such holders from a financial point of view and (b) the consideration contemplated by Section 2.04 of the Agreement to be paid to the Company pursuant to the Asset Sale is fair to the Company from a financial point of view. The Special Committee of the Board of Directors of the Company has received an oral opinion of Jefferies International Limited (to be confirmed in writing) to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein (a) the Per Share Amount to be paid in the Offer to the holders of Company Shares (other than Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity Partners I C.V., and Warburg, Pincus Netherlands Equity Partners III C.V.

and their affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders and (b) the consideration contemplated by Section 2.04 of the Agreement to be paid to the Company pursuant to the Asset Sale is fair, from a financial point of view, to the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Each of Buyer and Parent hereby jointly and severally represents and warrants to the Company that the statements contained in this Article V are true and correct.

SECTION 5.01. Corporate Organization. Each of Buyer and Parent is duly formed, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and (if applicable) in good standing or to have such power and authority would not prevent or materially delay consummation of the Offer or the Closing.

SECTION 5.02. Authority Relative to this Agreement. Each of Buyer and Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer. The execution and delivery of this Agreement by Buyer and Parent and the consummation by Buyer of the Offer have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer and Parent are necessary to authorize this Agreement or to consummate the Offer. This Agreement has been duly and validly executed and delivered by each of Buyer and Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 5.03. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Buyer and Parent does not, the performance of this Agreement by Buyer and Parent and the incurrence of Indebtedness as contemplated by the Financing by Buyer will not, (i) conflict with or violate the articles of association, certificate of incorporation or bylaws or equivalent organizational documents of Buyer and Parent, (ii) conflict with or violate any Laws applicable to Buyer or Parent or by which any property or asset of Buyer or Parent is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien other than a Permitted Lien pursuant to any material agreement, contract or understanding, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Closing.

(b) The execution and delivery of this Agreement by Buyer and Parent do not, and the performance of this Agreement by Buyer and Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the HSR Act and other Antitrust Laws and (ii) any actions, licenses, consents, permits, orders, approvals or filings the absence of which would not prevent or materially delay consummation of the Offer or the Closing.

SECTION 5.04. Absence of Litigation. There are no Actions pending, or, to the knowledge of Buyer or Parent, threatened against Buyer, Parent or any of their respective Subsidiaries, or any of the executive officers or directors of Buyer or Parent, except, in each case, for those that do not seek to prevent or that would not be reasonably likely to delay the consummation of the Offer or the Closing.

SECTION 5.05. Financing. At the time of the consummation of the Offer and assuming the satisfaction of the Offer Conditions, the net proceeds from the Financing will, together with unrestricted cash or cash equivalents available to Buyer, in the aggregate be sufficient for Buyer to (i) pay the aggregate consideration payable in respect of the Company Shares and in respect of Company Options pursuant to the Offer and this Agreement, (ii) pay or refinance all Company Indebtedness that is required to be paid or refinanced upon consummation of the Offer pursuant to the Debt Financing Commitments, (iii) pay all fees and expenses incurred by Buyer in connection with this Agreement and the Offer upon the terms and conditions contemplated by this Agreement and (iv) satisfy all other payment obligations of Buyer and the Company required to be satisfied at the Closing in connection with the consummation of the transactions contemplated hereby. Buyer has delivered to the Company, as of the date of this Agreement, true, complete and correct copies of (i) executed commitment letters (the “Debt Financing Commitments”), pursuant to which the lender parties thereto and the Investment Banks (as defined in the Debt Financing Commitments) (together with their respective officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Financing Sources”) have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts contemplated thereby (which includes up to US$445.0 million in bridge financing (the “Bridge Financing”)) (the “Debt Financing”), and (ii) an executed equity commitment letter (the “Equity Financing Commitment”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which TPG Partners V, L.P. and TPG Biotechnology Partners II, L.P. have committed, subject to the terms and conditions thereof, to invest through Parent the amounts set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect as of the date of this Agreement, and are legal, valid and binding obligations of Parent or Axcan Intermediate Holdings Inc. (“Borrower”), as applicable, and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, no amendment or modification of the Financing Commitments has been made and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. Borrower has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters, true and correct copies of which have been furnished to the Company, in redacted form in the case of the fee letters) relating to the Financing other than the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in Article IV hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer, Parent or any holder of equity interests in Parent under any term of the Financing Commitments, or a failure of any condition of the Financing Commitments or would otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable.

SECTION 5.06. Lack of Ownership of Shares. None of Buyer, Parent, any director or officer of Parent, any Person controlled by Parent, or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of Buyer beneficially owns any Company Shares or other securities convertible into, exchangeable into or exercisable for Company Shares. Except as contemplated by this Agreement and except for the tender agreements entered into by Buyer with the Persons listed in Schedule 5.06 in connection with the transactions contemplated hereby, there are no voting trusts or other agreements or understandings to which Buyer, Parent, any director or officer of Parent, any Person controlled by Parent, or any “associate” of Buyer is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

SECTION 5.07. Brokers. No broker, finder or investment banker (other than Bank of America Merrill Lynch) is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer based upon arrangements made by or on behalf of Buyer or Parent.

SECTION 5.08. Solvency. Assuming satisfaction of the Offer Conditions and that any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable as of the Closing, and after giving effect to the transactions contemplated by this Agreement, including the Financing and the consummation of the Offer at the Acceptance Time, any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer will be Solvent as of the Acceptance Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such

Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 5.09. SEC Filings; Financial Statements.

(a) All forms, reports, statements and other documents filed by Borrower with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2008 (collectively, the “Buyer SEC Reports”) (i) complied, at the time they were filed, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The condensed consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Borrower as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments) in accordance with GAAP.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 6.01. Conduct of Business by the Company Pending the Closing. Between the date hereof and the earlier of (i) the Closing or (ii) the termination of this Agreement, (A) the Company shall cause the businesses of the Company and its Subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice, and the Company shall not, and shall cause its Subsidiaries not to, take any action except in the ordinary course of business and in a manner consistent with past practice and (B) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, employees and business associates, other than, in the case of clauses (A) and (B), as (1) required or expressly contemplated by this Agreement, (2) set forth in Schedule 6.01, (3) required under applicable Laws, or (4) consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date hereof and the earlier of (I) the Closing or (II) the termination of this Agreement, directly or indirectly, do any of the following, except as (w) required or expressly contemplated by this Agreement, (x) set forth in Schedule 6.01, (y) required under applicable Laws, or (z) consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) issue, sell or contract for the issuance or sale, of any of the capital stock of the Company or any securities convertible into or exchangeable for shares of capital stock of the Company or any securities, warrants, options or rights to purchase any of the foregoing, other than (i) Company Option grants to new employees in the ordinary course and in a manner consistent with past practices, provided that the award agreements for Company Options issued on or after date hereof shall provide that the Company Options will not accelerate and vest in connection with the transaction contemplated by this Agreement and that such Company Options will be canceled in accordance with Section 2.03 or (ii) pursuant to the exercise of Company Options;

(b) other than as contemplated by Section 2.03, amend the terms of any outstanding security or option;

(c) purchase or redeem any shares of capital stock of the Company other than the purchase or redemption of shares of capital stock of the Company from a holder of an option outstanding on the date hereof in connection with the satisfaction of Tax withholding obligations or the payment of the exercise price thereof;

(d) split, combine or reclassify any shares of the Company’s capital stock;

(e) form any Subsidiary or enter into any joint venture or partnership;

(f) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of the Company’s capital stock;

(g) amend any of the charter documents, bylaws or other organizational documents of the Company or any of its material Subsidiaries;

(h) transfer, lease or license to any third party, or materially encumber, any material assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) enter into, materially amend or terminate any Material Contract or waive, release or assign any material rights or claims under any Material Contract, except in the ordinary course of business and in a manner consistent with past practice;

(j) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that would, after the Closing, limit or restrict in any material respect the Company or any of its Subsidiaries, from competing in any manner that is material to the Company in any location or with any Persons;

(k) incur Indebtedness, other than Indebtedness not in excess of US$250,000 in any three month period after the date hereof;

(l) grant any Lien upon any of its material assets other than Permitted Liens and to secure any permitted Indebtedness;

(m) acquire any Person or property for a purchase price exceeding US$250,000 individually or US$500,000 in any three month period after the date hereof, except for acquisitions of property in the ordinary course of business consistent with past practice;

(n) make any capital expenditure exceeding US$250,000 individually or US$500,000 in any three month period after the date hereof, except in the ordinary course of business to maintain and operate manufacturing facilities in an efficient manner consistent with past practices;

(o) settle (i) any material litigation, investigation, arbitration, proceeding, or other material claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors, or (iii) any legal proceeding or dispute that relates to the transactions contemplated hereby;

(p) fail to maintain any Company Registered Intellectual Property in the ordinary course of business consistent with past practices;

(q) except as required by the terms of a Plan in effect on the date hereof or as required pursuant to applicable Laws, (i) increase compensation, bonuses or other benefits payable to any director, employee or independent contractor of the Company or any Subsidiary or (ii) enter into, adopt or amend in any material respect any employment, change of control, severance, compensation, retention, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, retirement benefits or other benefit agreement, plan, arrangement or policy applicable to any director, employee or independent contractor of the Company or any Subsidiary;

(r) change any of the accounting methods used by the Company or any of its Subsidiaries (or change an annual accounting period), unless required by generally accepted accounting principals of relevant jurisdictions or applicable Law (in which case prompt written notice shall be provided to Buyer prior to such change);

(s) change any Tax accounting period, make, change or revoke any material Tax election, adopt or change any Tax accounting method, file any amended Tax Return, settle a material Tax claim or assessment or surrender any claim for a refund of a material amount of Taxes, enter into any closing agreement relating to Taxes, or waive or extend any statute of limitations in respect of Taxes, in each case, relating to the Company or its Subsidiaries, unless required by GAAP or applicable Law (in which case prompt written notice shall be provided to Buyer);

(t) sell or lease any of the Real Property or modify, amend, terminate or waive any material rights under any material Lease;

(u) except as may be required by applicable Law, enter into any collective bargaining agreement or other agreement with a labor union, works council or other employee representative;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(w) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement, the Company, Buyer and Parent shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate the Offer, the Closing and the Post-Closing Reorganization (including the actions and transactions contemplated by the Stockholder Approvals) as promptly as practicable, (ii) obtain the Company Required Approvals; provided that Buyer, Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing, and incorporating all reasonable additions, deletions or changes suggested by the other party in connection therewith. Buyer, Parent and the Company shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement.

(b) Each of Buyer, Parent and the Company shall give (or shall cause its respective Subsidiaries to give) any required notices to third parties, and use, and cause its respective Subsidiaries to use, their reasonable best efforts to obtain the third party consents listed on Schedule 7.01(b).

(c) From the date of this Agreement until the Closing, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened Action or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Offer, the Closing or the Post-Closing Reorganization (including the actions and transactions contemplated by the Stockholder Approvals) or (ii) seeking to restrain or prohibit the consummation of the Offer, the Closing or the Post-Closing Reorganization (including the actions and transactions contemplated by the Stockholder Approvals) or otherwise limit the right of Buyer or Parent or, to the knowledge of such party, Subsidiaries of Buyer or Parent to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

(d) Each party shall use its reasonable best efforts to file the appropriate “Notification and Report Form” pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as the parties agree is advisable after the date hereof and, in any event, within 15 days after the date hereof, unless the parties mutually agree to a later date, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party shall promptly, and prior to the expiration of any legal deadline, make any other filing that may be required under any other applicable Antitrust Laws. Each party shall bear its respective filing fees associated with the HSR filings and any other filings required under any other applicable Antitrust Laws. Buyer, Parent and the Company shall, and shall instruct their respective counsel to, cooperate with each other and use their reasonable best efforts, in consultation with one another, to facilitate and expedite the HSR process and the identification and resolution of any issues relating to the HSR filings and any other filings under any other applicable Antitrust Laws (including, meeting (either in person or by telephone) with the other party as promptly as practicable after the date hereof to determine when to file the appropriate “Notification and Report Form” pursuant to the HSR Act, keeping each other appropriately informed of, and promptly providing each other copies of, all communications from and to personnel of the reviewing antitrust authority, conferring regularly with each other regarding appropriate contacts with and response to personnel of said antitrust authority, including attending meetings, promptly furnishing to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or other submissions to Governmental Authorities, and permitting the other party to review, and incorporating the other party’s reasonable comments, in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the transactions contemplated by this Agreement) and, consequently, facilitate expiration of the applicable HSR Act waiting period and obtain clearance under any other applicable Antitrust Laws at the earliest practicable date. In all cases Buyer shall be entitled to direct the antitrust defense of the transactions contemplated by this Agreement in any investigation or litigation by, or negotiations with, any

Governmental Authority or other Person relating to the Offer or regulatory filings under applicable Antitrust Laws, including any communications with any Governmental Authority relating to any contemplated or proposed Divestiture Action. Subject to applicable legal limitations and the instructions of any Governmental Authority, the parties agree that they shall consult with each other in advance of and not participate in any meeting or discussion expected to address substantive matters related to the transactions contemplated hereby, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Authority, it gives the other party the opportunity to attend and observe; provided that, Buyer and Parent shall have no obligation to include the Company in any meeting or discussion with any Governmental Authority relating to any contemplated or proposed Divestiture Action, only, in each case, following receipt of the prior consent of the Special Committee of the Board; provided, however, that Buyer or Parent shall provide the Company with a summary of any such meeting or discussion.

(e) Notwithstanding anything in this Section 7.01 to the contrary, in connection with obtaining clearance or any approval of any antitrust authority under the HSR Act or any other Antitrust Laws or the expiration of any waiting period thereunder, Buyer and Parent shall not, and shall not be required to cause any of their respective Subsidiaries to, (i) sell or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminate existing relationships, contractual rights or obligations; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual right or obligation or (v) effectuate any other change or restructuring (or, in each case, enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any antitrust authority in connection with any of the foregoing) (each a “Divestiture Action”). At the written request of Buyer, the Company shall, and shall cause its Subsidiaries to, consummate a Divestiture Action in connection with obtaining clearance from or approval of any Governmental Authority under applicable Antitrust Laws; provided that, without the consent of the Company, no such Divestiture Action will be effective prior to the Closing. Subject to Buyer’s right to direct the antitrust defense of the transactions contemplated by this Agreement, (i) in the event that any action is threatened or instituted challenging the Offer as violative of the HSR Act or any other Antitrust Laws, the Company, Buyer and Parent shall use their reasonable best efforts to avoid or resolve such action, and (ii) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby, including the Offer, in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Company, Buyer and Parent shall use their reasonable best efforts to vacate, modify or suspend such injunction or order so as to permit such consummation. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, attorney work product immunity, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(f) The Company, Buyer and Parent shall not take any action with the intention to hinder or delay the obtaining of clearance or any necessary approval of any antitrust authority under the HSR Act or any other Antitrust Laws or the expiration of the required waiting period thereunder; provided that Buyer may withdraw the filing of its Notification and Report Form pursuant to the HSR Act if, in the good faith judgment of the board of directors of Buyer, such withdrawal is unlikely to delay in any material respect consummation of the Offering.

SECTION 7.02. Access to Information; Confidentiality.

(a) From the date hereof until the Closing, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford the officers, employees and agents of Buyer reasonable access at all reasonable times to the officers, agents, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Buyer with such financial, operating and other data and information as Buyer, through their officers, employees or agents, or the Access Parties may reasonably request; provided, however, (i) that the officers, employees and agents of Buyer, and the Access Parities, shall not be permitted to conduct invasive environmental investigation or testing at any properties, offices, plants and other facilities at which the Company conducts or has conducted operations and (ii) that the Company may restrict the foregoing access and information to the extent that the Company, in its reasonable judgment, determines that not doing so would (A) violate applicable Laws, (B) result in a risk of the loss of attorney-client privilege with respect to such information provided that the Company shall use reasonable best efforts to disclose such information in a way that would not waive such privilege, or (C) result in a violation of an agreement to which the Company or any of its Subsidiaries is a party; provided that the Company shall use reasonable best efforts to give prompt notice to Buyer any time the Company restricts access or information pursuant to sub-clauses (ii)(A), (ii)(B) or (ii)(C). Any investigation pursuant to this Section 7.02 shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries.

(b) With respect to all information furnished by or on behalf of the Company to Buyer or any of its representatives or agents under this Agreement, Buyer shall comply with, and shall cause its representatives and agents to comply with, all of their respective obligations under the Nondisclosure Agreement relating thereto.

SECTION 7.03. No Solicitation of Transactions.

(a) Subject to Section 7.03(c)(i), the Company will not, and (A) will cause its Subsidiaries and its and their respective officers, directors and employees, and (B) will use its reasonable best efforts to cause its and its Subsidiaries respective investment bankers, attorneys and other representatives and agents retained by the Company or any of its Subsidiaries not to (i) solicit, initiate or knowingly encourage the making of any Acquisition Proposal or any inquiries that would reasonably be expected to lead to any Acquisition Proposal; (ii) engage in negotiations or discussions with, or furnish any information or data to, any Person relating to an Acquisition Proposal; (iii) enter into any agreement or agreement in principle with respect to any Acquisition Proposal or waive any standstill provision; or (iv) otherwise cooperate with or assist or participate in, or knowingly facilitate any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal. Promptly following the execution of this Agreement, the Company shall, and shall direct or cause its Subsidiaries and its and their officers, directors, employees and investment bankers, attorneys and other representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof; provided, however, that the obligations set forth in this Section 7.03(a) shall not prohibit the Company from entertaining an Acquisition Proposal in accordance with Section 7.03(c)(i) that may be made by any such Person after the date hereof, provided, further, that the Company’s release or waiver, in response to an unsolicited inquiry, of any “standstill” to which it is a party shall not violate this Section 7.03(a).

(b) Subject to Section 7.03(c)(ii), neither the Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Board or any committee of the Board, of the Offer or this Agreement, or (ii) approve or recommend any Acquisition Proposal of any Person other than Buyer. It being understood that a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed a breach of this Section 7.03(b).

(c) Notwithstanding any other provision of this Agreement:

(i) the Company and the Board may participate in discussions or negotiations with or furnish information to any Person if either (A) the Board determines in good faith, after consultation with its financial advisors, that such Person is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal, or (B) the Board determines in good faith, after consultation with its legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would constitute a breach of the directors’ fiduciary duties under applicable Laws of The Netherlands; provided that any such Person to whom information is furnished shall be required to execute a confidentiality agreement with the Company on terms no less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement (x) may contain a less restrictive or no standstill restriction and may specifically release such Person from any existing standstill restriction, and (y) shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement; and

(ii) the Board may be permitted to (A) withdraw or modify in a manner adverse to Buyer, its approval or recommendation of the Offer or this Agreement and make disclosure thereof to the holders of Company Shares, (B) take and disclose to the holders of Company Shares a favorable position with respect to a Superior Proposal (each a “Change in Recommendation”) or (C) make “stop, look and listen” statements or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act or disclosure in favor of the Offer to the holders of Company Shares, in each case either with respect to or as a result of a Superior Proposal, if the Board determines in good faith, after consultation with its legal counsel, that the failure to take such action would constitute a breach of the Company’s disclosure obligations or the directors’ fiduciary duties under applicable Laws of The Netherlands, as applicable; provided, however, that the Board shall not be entitled to make a Change in Recommendation until three full business days following delivery of written notice to Buyer (a “Section 7.03(c)(ii) Notice”) from the Board advising Buyer that the Board intends to take such action, including the identity of the Person making the Superior Proposal, a description of the terms and conditions of any such Superior Proposal and a copy of the proposed transaction agreement for any such Superior Proposal in the form to be entered into (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the Board shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until three full business days following delivery of written notice to Buyer of a Section 7.03(c)(ii) Notice with respect to such Superior Proposal as so amended). In determining whether to terminate this Agreement in response to a Superior Proposal or to make a Change in Recommendation, the Board shall take into account any proposals made by Buyer to amend the terms of this Agreement.

(d) Subject to the foregoing, the Company shall promptly (and in any event within two calendar days) notify Buyer after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs the Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, offer or request.

(e) For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal, not solicited or initiated in violation of this Section 7.03, made by a Person other than Buyer, Parent or any affiliate of the Company which the Board determines in good faith, after consultation with its financial advisor, to be more favorable to the Company and its stakeholders than the transactions contemplated by this Agreement. For purposes of the definition of Superior Proposal, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to 25% therein shall be deemed to be references to 50%.

SECTION 7.04. Directors’ and Officers’ Indemnification and Insurance.

(a) For six years from and after the date of the Closing, the indemnification provisions then set forth in the articles of association of the Company shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers or Key Employees of the Company or any of its Subsidiaries, unless such modification shall be required by applicable Laws.

(b) From and after the Closing, Buyer and the Company shall jointly and severally, to the fullest extent permitted under applicable Laws, indemnify, defend and hold harmless, each present and former director, officer or Key Employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the Offer or this Agreement or (ii) otherwise with respect to any acts or omissions or any alleged acts or omissions occurring prior to, on or after the Closing, in each case to the same extent and subject to any limitations as provided in the Company’s articles of association or any agreement set forth in Schedule 7.04(b) as in effect on the date hereof, in each case for a period of six years after the date hereof. From and after the Closing, in the event of any such claim, action, suit, proceeding or investigation brought against any Indemnified Party (other than in the case of sub-clause (B) below by Buyer, Parent or the Company), to the same extent and subject to any limitations provided in any such articles of association or agreement set forth in Schedule 7.04(b) (A) Buyer or the Company, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties and (B) Buyer and the Company shall cooperate in the defense of any such matter as reasonably requested by such Indemnified Party, and without Buyer, Parent and/or the Company, as the case may be, being required to disclose any information or materials protected by attorney-client privilege, attorney work product doctrine or other immunities from disclosure; provided, however, that neither Buyer nor the Company shall be liable for any settlement effected without the written consent of Buyer or the Company (which consent shall not be unreasonably conditioned, withheld or delayed); provided further, that in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) From and after the Closing, Buyer shall cause the Company to maintain in effect for six years from the Closing, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Closing; provided that the Company may substitute therefor a policy or policies of at least the same coverage containing terms and conditions that in the aggregate are not materially less favorable; provided further, that in no event shall the Company be required to expend pursuant to this Section 7.04(c) more than an amount equal to 250% of current annual premiums paid by the Company for such insurance.

(d) From and after the Closing, Buyer and the Company jointly and severally agree to pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.04.

(e) The provisions of this Section 7.04, (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representative or agent and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(f) In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 7.04.

(g) The rights and obligations under this Section 7.04 shall survive consummation of the Offer and the Closing and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party; provided that if this Agreement is terminated prior to the Closing in accordance with Section 8.01, this Section 7.04 shall not survive and shall be of no further effect. It is expressly agreed that the Indemnified Parties to whom this Section 7.04 applies shall be third party beneficiaries of this Section 7.04 and shall be entitled to enforce the covenants and agreements contained herein.

SECTION 7.05. Notification of Certain Matters. From and after the date of this Agreement until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 8.01, the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of the other party to consummate the Offer and other the transactions contemplated by this Agreement not to be satisfied, and (b) any failure of the Company, Buyer or Parent, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to result in any condition to the obligations of the other party to consummate the Offer and the other the transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.05 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 7.06. Public Announcements. No public release or announcement concerning the Offer or this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by applicable Laws, stock exchange or self-regulatory organization, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 7.07. Comparability of Employee Benefits.

(a) For the one (1) year period following the date of the Closing, Buyer shall provide, or shall cause the relevant Subsidiary of Buyer to provide, all individuals who are employees of the Company or any of its Subsidiaries immediately prior to the Closing, and whose employment by Buyer or a Subsidiary of Buyer continues following the Closing (the “Assumed Employees”) with compensation and employee benefits (excluding equity or other incentive compensation) that are substantially comparable to those received by the Assumed Employees prior to the Closing. Following the Closing, each Assumed Employee shall receive service credit under the employee benefit plans of Buyer and its Subsidiaries, for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for their service with the Company and its Subsidiaries prior to the Closing. Each Assumed Employee shall also receive service credit for purposes of calculating the levels of benefits with respect to severance, vacation, personal days off and any other welfare-type benefits where service is a factor in calculating benefits. Buyer and the Company will also cause all (i) pre-existing conditions and proof of insurability provisions for all conditions that all Assumed Employees and their covered dependents have as of the Closing and (ii) waiting periods under each benefit plan that would otherwise be applicable to newly hired employees to be waived to the same extent waived or satisfied under the Plans. In addition, Buyer and the Company will honor or cause to be honored any deductible, co-payment and out-of-pocket maximums incurred by Assumed Employees and their covered dependents under the Plans during the portion of the applicable plan year prior to the date of the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under any plans of Buyer or the Company in which they are eligible to participate after the Closing for such plan year. Notwithstanding anything in this Section 7.07 to the contrary, none of the provisions contained in this Section 7.07 shall operate to duplicate any benefit provided to any Assumed Employee.

(b) Buyer and the Company will give each Assumed Employee credit, for purposes of Buyer’s and the Company’s vacation and/or other paid leave benefit programs, for such Assumed Employee’s accrued and unpaid vacation and/or paid leave balance as of the Closing.

(c) Notwithstanding anything herein to the contrary, the Assumed Employees shall be eligible to participate in Buyer’s severance plan to the same extent as similarly-situated employees of Buyer in the same jurisdiction as such Assumed Employees; provided, that this provision shall not apply to the extent that an Assumed Employee is entitled to severance payments or benefits pursuant to applicable Law.

(d) Those executive officers and other employees of the Company eligible to receive bonus payments under the Company MBO Bonus Program shall receive, immediately prior to the Closing, (i) bonus payments for fiscal year 2010 in the amounts set forth on Schedule 7.07(d) and labeled “2010” to the extent such amounts have not previously been paid, and (ii) pro rata bonus payments for fiscal year 2011 in an amount equal to the amounts set forth on Schedule 7.07(d) and labeled “2011” multiplied by a fraction, the numerator of which is the number of days in 2011 preceding and including the date of the Closing and the denominator of which is 365.

(e) Buyer and the Company acknowledge and agree that the consummation of the Offer shall constitute a “Change in Control” as defined in the executive change in control agreements and retention plan agreements (collectively, “Executive Agreements”) entered into between the Company and certain of its employees (all of the employees covered by any of the foregoing agreements, the “Covered Employees”) (all of such Executive Agreements and Covered Employees being listed in Schedule 7.07(e)), and that upon and following the consummation of the Offer, the Covered Employees shall have the rights and the Company shall have the obligations arising under such Executive Agreements upon a “Change in Control.”

(f) Nothing in this Section 7.07, express or implied, is intended to confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Plan or any other employee benefit plan of the Company, Buyer or any of respective Subsidiaries or will limit the rights of Buyer, the Company or their respective Subsidiaries to amend, terminate, or otherwise modify any benefit plan of Buyer, the Company or their respective Subsidiaries following the Closing.

(g) The Company will, and will cause its Subsidiaries to, comply with any required notifications to, and any required consultation with, the employees, employee representatives, works council, unions, labor boards and relevant labor Governmental Authorities in respect of the transactions contemplated hereby with respect to employees of the Company and its Subsidiaries.

(h) The Company shall, at or prior to the Closing, award to employees bonuses under its Transaction Bonus Plan, subject to the terms and conditions of the Transaction Bonus Plan. One-third of each employee bonus award shall be paid to the applicable employee not later than five business days after the Closing, and two-thirds of each such employee bonus award shall be held in escrow at the Closing and released to the applicable employee not later than 60 calendar days following the Closing, in each case subject to the terms and conditions of the Transaction Bonus Plan and less any withholding required by applicable Law.

SECTION 7.08. Financing.

(a) Parent and Buyer shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing on the terms and conditions specified in the Financing Commitments (subject to any related flex provisions), so that such agreements are in effect as promptly as practicable but in any event no later than the Closing, (iii) enforce its rights under the Financing Commitments (including through litigation), (iv) consummate the Financing at the Closing on the terms and conditions (including the flex provisions) specified in the Financing Commitments, (v) satisfy all conditions (including the provision of information relating to the Buyer and its affiliates that is required to satisfy paragraphs (6) and (10) of Exhibit D to the Debt Financing Commitments) to such definitive agreements that are applicable to Buyer, Parent and its subsidiaries, and (vi) to comply with its obligations under the Financing Commitments. It is understood that it is not a condition to Closing under this Agreement for Buyer to obtain the Financing or any Alternative Financing. Buyer shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company fully informed of material developments in respect of the financing process relating thereto. Without limiting the generality of the foregoing, Buyer shall give the Company prompt notice (i) of any material breach or default by any party to any Financing Commitments or definitive document related to the Financing of which Buyer becomes aware; and (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any: (A) material breach, default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing of any provisions of the Financing Commitments or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Commitments or any definitive documents related to the Financing; provided, that none of Buyer, Parent or any of their affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege; provided, further, that Buyer shall use reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within five (5) business days of the date the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstances referred to in clause (i) or (ii) of the immediately preceding sentence. Prior to the Closing, Buyer and Parent shall not, and shall cause Borrower and its affiliates, not to agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other final documentation relating to the Financing without the prior written consent of the Company, except Parent or Borrower, as applicable, may amend, modify, supplement, restate or replace the Financing Commitments, in whole or part, if such amendment, modification, supplement, restatement or replacement (w) does not reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless either the Debt Financing or the Equity Financing or both are increased by a corresponding amount), (x) does not impose new or additional conditions or otherwise expand the conditions to the Financing, (y) does not amend or modify any other term of the Financing in a manner that would reasonably be expected to (I) make the timely funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (II) adversely impact the ability of Buyer to enforce its rights against other parties to the Financing Commitments or the definitive agreements with respect thereto and (z) is not reasonably expected to hinder or delay the Closing. Notwithstanding anything contained in this Section 7.08 or in any other provision of this Agreement, in no event shall Buyer be required to consummate the Closing any earlier than the fifth business day following the expiration of the Marketing Period. Buyer shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 7.08, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified, supplemented, restated or replaced by this Section 7.08(a) and references to “Debt Financing Commitments” and “Financing Commitments” shall include any amendment, modification, restatement, supplement and replacement permitted by this Section 7.08(a).

(b) If, notwithstanding the use of reasonable best efforts by Buyer and Parent to satisfy their obligations under Section 7.08(a), any of the Financing Commitments (or any definitive financing agreement relating thereto) becomes unavailable, in whole or in part, for any reason, (i) Buyer shall promptly notify the Company of such unavailability and the reasons therefor and (ii) Buyer and Parent shall use their reasonable best efforts to arrange to obtain alternative debt financing from other financing sources on terms and conditions that are not materially less favorable to Buyer and its affiliates than those contained in the Financing Commitments (including flex provisions) and in an amount sufficient to replace the Financing or the unavailable portion thereof, as the case may be (the “Alternative Financing”), and to obtain a new financing commitment letter with respect to such Alternative Financing (the “New Debt Financing Commitments”) which shall replace the existing Debt Financing Commitments, a true, complete and correct copy of which shall be promptly provided to the Company; provided that (i) none of Parent, Buyer, Borrower or any of their Affiliates shall be required to execute any New Debt Financing Commitments and (ii) neither Buyer nor Parent shall be required to arrange for such Alternative Financing, in the case of both (i) and (ii) on terms and conditions (including flex provisions) which are materially less favorable (unless otherwise determined by Buyer), in the aggregate, to Buyer, Parent and their respective Subsidiaries than those included in the Debt Financing Commitments that such New Debt Financing Commitments are replacing. In the event any New Debt Financing Commitments are obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Financing Commitments as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Financing Commitments” or the “Debt Financing Commitments” shall be deemed to include the Debt Financing Commitments that are not superseded by New Debt Financing Commitments at the time in question and the New Debt Financing Commitments to the extent then in effect.

(c) In the period between the date hereof and the Closing, upon request of Buyer, the Company shall, and shall cause its Subsidiaries to, at Buyer’s sole expense, use reasonable best efforts to cause its and their affiliates and its and their representatives (including legal and accounting) to, cooperate in connection with the arrangement and obtaining of the Financing, including (i) using reasonable best efforts to provide to Buyer from time to time information regarding the Company reasonably requested by the lenders providing the Financing and identifying any portion of such information that constitutes material non-public information, (ii) participating in a reasonable number of meetings, road shows presentations, drafting sessions, due diligence sessions with prospective lenders and sessions with rating agencies in connection with the Financing, including direct contact (to the extent consistent with their obligations to the Company) between senior management and representatives (including accounting) of the Company and its Subsidiaries, on the one hand, and the financing sources, potential lenders and investors for the Financing, on the other hand, (iii) assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations), business projections and similar marketing documents required in connection with the Financing (all such documents and materials, collectively the “Debt Offering Documents”) and other materials to be used in connection with obtaining the Debt Financing and all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, but in each case, solely with respect to the information relating to the Company and its Subsidiaries (iv) as promptly as practical after Buyer’s request, furnishing Buyer and its Financing Sources all Required Information of the Company and its Subsidiaries, including all information and disclosures relating to the Company and its Subsidiaries reasonably requested by Buyer to assist with preparation of the Debt Offering Documents, including customary authorization and management representation letters, (v) cooperating to a reasonable extent in satisfying the conditions precedent set forth in the Financing Commitments or any definitive document relating to the financing (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, the Company), including but not limited to permitting the Access Parties reasonable access in accordance with Section 7.02 to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, to the extent such collateral arrangements are required by the terms of the Debt Financing, (vi) issuing customary representation letters to auditors and using reasonable best efforts to obtain (A) accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, (B) corporate, credit and facility ratings from rating agencies, (C) consents and waivers and legal opinions reasonably required by Buyer, and (D) other documentation and items contemplated by the Financing Commitments or any definitive document relating to the Financing as reasonably requested by Buyer, (vii) promptly providing monthly financial statements (excluding footnotes) to the extent available and prepared by the Company in the ordinary course of business consistent with past practice, and (viii) executing and delivering, as of the Closing, any pledge and security documents, other definitive financing documents, or other certificates or documents contemplated by the Financing Commitments and hedging agreements as may be reasonably requested by Buyer (including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to financial matters for purposes of Borrower’s certification with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (including requesting payoff letters, releases, terminations, waivers, consents, estoppels and approvals as may be required in connection therewith) contemplated by the Financing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing. Notwithstanding anything in this Section 7.08 to the contrary, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the consummation of the Offer and Buyer shall, promptly upon written request by the Company, reimburse the Company for all reasonable documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with any actions taken pursuant to this Section 7.08 if the Offer does not occur; provided that, notwithstanding anything to the contrary contained in this Agreement (including this Section 7.08) (1) nothing in this Agreement (including this Section 7.08) shall require any such cooperation to the extent that it would (a) require the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing, or incur any liability or give any indemnities or otherwise commit to take any action that is not contingent upon the Closing, (b) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (c) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party, (d) require the Company or any of its Subsidiaries to enter into or approve any financing or purchase agreement for the Financing, (e) prevent the prompt and timely discharge in all material respects of the duties of any of the Company’s executive officers, or (f) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing, (2) no action, liability or obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall be effective until the Closing, (3) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing need not be issued by the Company or any of its Subsidiaries, (4) notwithstanding anything to the contrary, the parties agree that any road shows, ratings agencies presentations, preparation of documents (including rating agency presentation, bank information memoranda or other offer documents in connection with the Debt Financing) and provision of information with respect to the prospects and plans for the Company’s business and operations, in each case under this clause (4), in connection with the Debt Financing remains the sole responsibility of Buyer and Parent and none of the Company or any of its Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect thereto or be required to provide any information or make any presentations with respect to the manner in which Buyer or Parent intends to operate, or cause to be operated, the business of the Company and its Subsidiaries after the Closing. Buyer shall indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including actions taken at the request of Buyer in accordance with this Section 7.08) and any information (other than information furnished by or on behalf of the Company or its Subsidiaries) utilized in connection therewith, except to the extent such liabilities, losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arise out of or in connection with (i) the gross negligence, willful misconduct, bad faith or fraud by the Company or any of its Subsidiaries or Affiliates or any Representative of any of the foregoing, or (ii) solely in the case of Buyer’s indemnification of the Company, breach of this Agreement by the Company.

(d) Notwithstanding anything in this Section 7.08 to the contrary, and without regard to the then market conditions or other general economic conditions, including the interest rate and cost of the Debt Financing, and, for the avoidance of doubt, regardless of whether or not commercially reasonable, if all of the Offer Conditions (other than the conditions which by their terms can only be satisfied at the Closing itself) have been satisfied or waived, in the event that as of the date which is five business days following the expiration of the Marketing Period all or any portion of the Debt Financing has not been consummated, Buyer shall use, and cause its affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Bridge Financing (or any Alternative Financing) to cause the Closing to occur within five (5) business days of such date. The obligation to use the Bridge Financing (or any Alternative Financing) as set forth in this Section 7.08(d) is referred to as the “Bridge Take-Down”. Notwithstanding the foregoing, if it shall not be reasonably possible to complete the Bridge Take-Down by such fifth (5th) business day, Buyer shall continue to use, and cause its affiliates to continue to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such Bridge Financing (or such Alternative Financing) as soon as reasonably practicable thereafter.

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer or Parent be required to seek the Equity Financing from any source other than those counterparty to, or in an amount in excess of that contemplated by, the Equity Financing Commitments.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Acceptance Time by:

(a) mutual written consent of the Company and Buyer duly authorized by the Board and the board of directors of Buyer;

(b) either Buyer or the Company on or after the Termination Date if the Offer has not been consummated prior to such date;

(c) either Buyer or the Company, (i) if there shall be any applicable treaty, statute, law, ordinance, regulation, rule or code of any Governmental Authority that makes consummation of the Offer illegal or otherwise prohibited, or (ii) if a Governmental Authority shall have issued an order, decree, judgment, injunction, executive order or ruling or taken any other action enjoining or otherwise prohibiting the Offer and such order, decree, judgment, injunction, executive order, ruling or other action shall have become final and nonappealable;

(d) Buyer, in the event that any of the following shall have occurred: (i) the Board shall have made a Change in Recommendation, (ii) the Company fails to include the Board Recommendation in the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC in respect of the Offer, (iii) following the disclosure or announcement of any Acquisition Proposal (other than a Superior Proposal), the Board fails to reaffirm publicly the Board Recommendation within ten business days after Buyer requests in writing that such Board Recommendation under such circumstances be reaffirmed publicly (which request may only be made once with respect to such Acquisition Proposal and once with respect to each material modification thereto), or (iv) a tender or exchange offer relating to securities of the Company other than the Offer shall have commenced and the Company shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(e) the Company or Buyer, if all the Offer Conditions have been satisfied or waived and Buyer shall have failed to consummate the Offer in accordance with the terms of this Agreement within ten business days following the expiration of the Marketing Period; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) for so long as the Company is seeking to cause Buyer to comply with its obligations to consummate the transactions contemplated hereby, it being understood that if any such remedy is sought by the Company, the Company shall be deemed to be seeking such enforcement unless all such remedies have been denied and such decisions have become final and nonappealable; provided, further, that Buyer shall only be entitled to terminate this Agreement pursuant to this Section 8.01(e) upon five business days written notice to the Company (which notice Buyer shall only be entitled to give as from the tenth business day following the expiration of the Marketing Period);

(f) the Company, if the Board has authorized entering into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company has provided Buyer a Section 7.03(c)(ii) Notice and at the end of the applicable three full business day period following delivery of the applicable Section 7.03(c)(ii) Notice, the Board determines, in its good faith judgment, after consultation with its financial advisor, that such Superior Proposal is more favorable to the Company and the holders of Company Shares than this Agreement and the Offer, after taking into account any adjustments to this Agreement and/or the Offer by Buyer;

(g) the Company, if Buyer or Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Annex I to be satisfied and (B) has not been or is incapable of being cured by Buyer or Parent by the earlier of 30 days after its receipt of written notice thereof from the Company and the Termination Date;

(h) Buyer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Annex I to be satisfied, and (B) has not been or is incapable of being cured by the Company by the earlier of 30 days after its receipt of written notice thereof from Buyer and the Termination Date;

(i) The Company, if the Offer (as it may be extended pursuant to Section 2.01) expires as a result of the non-satisfaction of the Minimum Condition, without Buyer having accepted for payment any Company Shares tendered pursuant to the Offer; or

(j) Buyer, if the conditions specified in clauses (ii) and (iii) of the first paragraph of Annex I hereto shall have been satisfied and the Offer (as it may be extended pursuant to Section 2.01) expires as a result of the non-satisfaction of the Minimum Condition, without Buyer having accepted for payment any Company Shares tendered pursuant to the Offer.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give two business days written notice of such termination to the other party hereto. Notwithstanding anything in this Agreement to the contrary, the right to terminate this Agreement under this Section 8.01 shall not be available to any party whose failure to fulfill its obligations or to comply with its covenants and other agreements under this Agreement has been a significant factor in the cause of, or resulted in, the failure to satisfy any condition to the obligations of other parties hereunder.

SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and, subject to Section 8.03 and the last sentence of Section 8.02, there shall be no liability under this Agreement on the part of Buyer, Parent or the Company or any of their respective employees, officers or directors or Financing Sources and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, further, however, that any claim against a party for monetary damages shall be subject to the limitations set forth in Section 8.03(j) and Section 9.09(d). The provisions of Sections 7.02(b), 8.02 and 8.03, the last sentence of 7.08(c) and Article IX shall survive any termination hereof pursuant to Section 8.01.

SECTION 8.03. Termination Fees and Expenses.

(a) If this Agreement is terminated by Buyer pursuant to Section 8.01(d), then the Company shall pay to Buyer a sum of US$12,500,000 (the “Company Termination Fee”) by wire transfer of same-day funds within two business days following the date of such termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 8.01(f), then the Company shall pay to Buyer the Company Termination Fee by wire transfer of same-day funds within two business days following the date of such termination of this Agreement.

(c) If (i) after the date of this Agreement but prior to the date of termination of this Agreement, an Acquisition Proposal shall have become publicly known and not withdrawn prior to the termination of this Agreement, (ii) thereafter, this Agreement is terminated (A) by Buyer or the Company pursuant to Section 8.01(b), or (B) by Buyer pursuant to Section 8.01(h) and (iii) within 12 months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal (regardless of when made) (which transaction is thereafter consummated) or consummates any Acquisition Proposal (regardless of when made), then, in any such case, the Company shall pay to Buyer the Company Termination Fee by wire transfer of same-day funds on the date such transaction is consummated. Solely for purposes of this Section 8.03(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that all references to 25% therein shall be deemed to be references to 50%; provided that notwithstanding anything to the contrary in this Section 8.03(c), the Company Termination Fee shall not be payable if the Nonclearance Termination Fee is payable by Buyer to the Company pursuant to the terms of Section 8.03(h).

(d) If this Agreement is terminated by the Company or Buyer pursuant to Section 8.01(e), then Buyer shall pay to the Company a sum of US$30,000,000 (a “Buyer Fee” and the “Buyer Termination Fee”) by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two business days following the date of termination of this Agreement).

(e) If (i) this Agreement is terminated by the Company pursuant to Section 8.01(g) due to a Knowing and Material Breach of this Agreement by Buyer or Parent, (ii) all Offer Conditions (other than the conditions specified in clauses (ii) or (iii) of the first paragraph of Annex I) have been satisfied (or, with respect to certificates to be delivered at the Closing pursuant to Annex I, are capable of being satisfied upon the Closing), (iii) the conditions specified in clauses (ii) or (iii) of the first paragraph of Annex I have been satisfied or would have been satisfied but for the Knowing and Material Breach of Section 7.01 of this Agreement by Buyer or Parent, and (iv) the financing provided for by the Debt Financing Commitments (or any Alternative Financing) in an amount no less than US$430,000,000 has been funded, will be funded at the Closing if the Equity Financing is funded at the Closing, or would have been funded at the Closing but for the Knowing and Material Breach of Section 5.05 or Section 7.08 of this Agreement by Buyer or Parent, then Buyer shall pay to the Company the Nonclearance Termination Fee by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two business days following the date of termination of this Agreement).

(f) If this Agreement is terminated by the Company pursuant to Section 8.01(g) due to a Knowing and Material Breach by Buyer or Parent in any circumstance where the Nonclearance Termination Fee is not payable, then Buyer shall pay to the Company the Buyer Termination Fee by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two business days following the date of termination of this Agreement).

(g) If this Agreement is terminated by Buyer pursuant to Section 8.01(h) due to a Knowing and Material Breach of this Agreement by the Company, then the Company shall pay to Buyer the Company Termination Fee by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two business days following the date of termination of this Agreement).

(h) If this Agreement is terminated by the Company or Buyer pursuant to Section 8.01(b) or Section 8.01(c)(ii), or by Buyer pursuant to Section 8.01(c)(i), and at the time of such termination (i) the conditions specified in clauses (ii) or (iii) of the first paragraph of Annex I hereto shall not have been satisfied, (ii) the conditions specified in clause (iv) of Annex I hereto (other than those set forth in clause (iv)(a)(i) and (iv)(a)(iii) and those conditions which by their terms can only be satisfied at the Closing itself but as to which there is no state of facts or circumstances that would reasonably be expected to cause a failure of such conditions as of the Closing) have been satisfied, (iii) there has been no failure of the Company to fulfill its obligations or to comply with its covenants and other agreements under Section 7.01 of this Agreement that has been a significant factor in the cause of, or resulted in, the failure to satisfy any of the conditions set forth in sub-clause (i) of this clause (h), then Buyer shall pay a termination fee equal to US$50,000,000 (a “Buyer Fee” and the “Nonclearance Termination Fee”) on or before the fifth business day following such termination by wire transfer of same day funds to an account designated in writing to Buyer by the Company at least two business days after such termination; provided that the Nonclearance Termination Fee shall only be payable upon a termination of this Agreement pursuant to Section 8.01(c)(i) by Buyer or Section 8.01(c)(ii) by Buyer or the Company to the extent that (A) in the case of termination pursuant to Section 8.01(c)(i), the legal prohibition is based on applicable Antitrust Laws and such prohibition shall have become final and nonappealable or (B) in the case of termination pursuant to Section 8.01(c)(ii), any Governmental Authority shall have issued an order, decree or ruling enjoining or otherwise prohibiting the Offer pursuant to applicable Antitrust Laws, and such order, decree or ruling shall have become final and nonappealable.

(i) No Company Termination Fee, Buyer Termination Fee, Nonclearance Termination Fee or monetary damages shall be payable by the Company, Buyer or Parent, as applicable, other than as explicitly required by Section 8.03(a) through Section 8.03(h) above, and in no event shall (1) the Company be required to pay the Company Termination Fee on more than one occasion; or (2) Buyer be required to pay a Buyer Fee on more than one occasion; or (3) Buyer be required to pay both the Buyer Termination Fee and the Nonclearance Termination Fee.

(j) Subject to Section 9.09 but notwithstanding anything else to the contrary in this Agreement or otherwise, (i) the Company’s receipt of the Buyer Termination

Fee or Nonclearance Termination Fee, as applicable, pursuant to Section 8.03(d), 8.03(e), 8.03(f) or 8.03(h) shall be the sole and exclusive remedy of the Company, its Subsidiaries, and their respective shareholders, directors, officers, employees, advisors and representatives against Buyer, Parent and any of their respective former, current, or future shareholders, controlling persons, managers, members, directors, officers, employees, assignees, subsidiaries, parents, affiliates, Financing Sources or agents or any former, current or future general or limited partners, stockholders, controlling persons, managers, members, directors, officers, employees, assignees, subsidiaries, parents, affiliates or agents of any of the foregoing (together, the “Buyer Representatives”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Offer to be consummated, and upon payment of the Buyer Termination Fee or the Nonclearance Termination Fee, as applicable, by Buyer, none of Buyer, Parent or any Buyer Representative shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) Buyer’s receipt of the Company Termination Fee, as the case may be, pursuant to Section 8.03(a), Section 8.03(b), Section 8.03(c) or Section 8.03(g) shall be the sole and exclusive remedy of Buyer and Parent against the Company, its Subsidiaries and any of their respective former, current, or future shareholders, controlling persons, managers, members, directors, officers, employees, assignees, subsidiaries, parents, affiliates, or agents or any former, current or future general or limited partners, stockholders, controlling persons, managers, members, directors, officers, employees, assignees, subsidiaries, parents, affiliates or agents of any of the foregoing (together, the “Company Representatives”) for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Offer to be consummated, and upon payment of such amounts, none of the Company, its Subsidiaries or any Company Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

SECTION 8.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05. Waiver. At any time prior to the Acceptance Time, either party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No waiver by either party hereto of any right hereunder shall constitute a waiver of such party’s rights under any other provision of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Nonsurvival of Representations and Warranties. The representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive beyond the earlier of (a) termination of this Agreement or (b) the purchase of Company Shares by Buyer pursuant to the Offer. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing. The Nondisclosure Agreement shall survive any termination of this Agreement, and the provisions of such Nondisclosure Agreement shall apply to information and material delivered by the Company or its Subsidiaries hereunder in accordance with the terms thereof.

SECTION 9.02. No Additional Representations.

(a) Buyer and Parent each acknowledge that it and its representatives and agents have received access to such books, records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its representatives and agents have desired or requested to review, and that it and its representatives and agents have had full opportunity to meet with management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries.

(b) Buyer and Parent each acknowledge that, except for the representations and warranties of the Company contained in Article IV or otherwise in this Agreement or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer and Parent in connection with the transactions contemplated hereby. Except as explicitly referenced by Sections 8.03(a) through 8.03(h) in respect of breaches of the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company nor any other Person shall be held liable for any actual or alleged damage, liability or loss resulting from the distribution to Buyer and Parent, or the use by Buyer and Parent of, any such information, including any information, documents, projections, forecasts, Evaluation Material or other material made available to Buyer and Parent in “data rooms,” management presentations (formal and informational), or in any other form in connection with the transactions contemplated by this Agreement.

SECTION 9.03. Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or as an attachment to an electronic message in “pdf” or similar format), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 9.04. Costs and Expenses. Except as otherwise provided in Sections 8.02 and 8.03, whether or not the Offer is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.

SECTION 9.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.05):

if to Parent:

Axcan Holdings Inc.

100 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

Facsimile No: (908) 252-2026

Attention: Dr. Frank Verwiel; President & CEO

with a facsimile copy to:

Richard Tarte

General Counsel

Facsimile No: (450) 464-9979

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile No: (617) 951-7050

Attention: William Shields, Esq. and Patrick O’Brien, Esq.

if to Buyer:

Axcan Pharma Holding B.V.

c/o Axcan Intermediate Holdings Inc.

100 Somerset Corporate Boulevard

Bridgewater, New Jersey 08807

Facsimile No: (908) 252-2026

Attention: Dr. Frank Verwiel; President & CEO

with a facsimile copy

Richard Tarte

General Counsel

Facsimile No: (450) 464-9979

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Facsimile No: (617) 951-7050

Attention: William Shields, Esq. and Patrick O’Brien, Esq.

if to the Company:

Eurand N.V.

790 Township Line Road

Suite 250

Yardley, PA 19067

Facsimile: +1 (215) 968-2941

Attention: Manya Deehr and John Fraher

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Facsimile No: (215) 963-5001

Attention: Timothy Maxwell, Esq.

with a copy to:

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: Scott A. Arenare, Esq.

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 728-8111

Attention: Gregory B. Astrachan, Esq.

SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement and the Offer is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer, and the other transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.07. Entire Agreement; Assignment. This Agreement, together with the Nondisclosure Agreement, the Disclosure Schedule, and Annex I hereto and the exhibits and schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether directly or indirectly, pursuant to an express assignment, a merger, a change in equity ownership, by operation of law or otherwise), except that Buyer (and each permitted assign of Buyer) may assign all or any of its rights and obligations hereunder to any affiliate of Buyer or Parent that is wholly owned, either directly or indirectly, by Borrower; provided that such assignment shall not impede or delay the consummation of the Offer or the other transactions contemplated by this Agreement or otherwise adversely affect the rights of the holders of Company Shares under this Agreement; provided further, that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.07 shall be null and void.

SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including holders of Company Shares and, except as set forth in clause (c) below, holders of Company Options) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 7.04 which shall inure to the benefit of each of the Indemnified Parties (including their respective heirs and representatives) who are intended to be third-party beneficiaries thereof, (b) with respect to the last sentence of Section 7.08(c) which shall inure to the benefit of each of the Representatives of the Company (including their respective heirs and representatives) who are intended to be third-party beneficiaries thereof, (c) at the Closing, the rights of the holders of Company Options to receive the Per Share Amount in accordance with the terms and conditions of this Agreement; and (d) solely with respect to the provisions of Sections 8.02, 8.03(j), 9.09, 9.11 and 9.12, the Financing Sources; provided, however, that the rights granted to the holders of Company Options pursuant to the foregoing clause (c) of this Section 9.08 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.

SECTION 9.09. Specific Performance.

(a) The parties hereby acknowledge that irreparable damage would occur in the event any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Offer or the transactions contemplated hereby) were not performed in accordance with the terms hereof. Accordingly, the parties acknowledge and agree that, prior to the valid termination of this Agreement in accordance with Section 8.01 and in all cases subject to the specific requirements set forth in Section 9.09(b) (as it relates to obtaining a remedy contemplated by this Section 9.09(a) with respect to the Company’s right to specific performance of the obligations of Buyer or Parent, as applicable, to (i) accept for payment Company Shares validly tendered and not withdrawn pursuant to the Offering, (ii) pay for Company Shares validly tendered and not withdrawn pursuant to the Offering, and (iii) cause the Equity Financing to be funded) or Section 9.09(c) (as it relates to obtaining a remedy contemplated by this Section 9.09(a) with respect to the Bridge Take Down), each party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which, subject to the terms and conditions of this Agreement, they are entitled at law or in equity.

(b) Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Buyer or Parent, as applicable, to (i) accept for payment Company Shares validly tendered and not withdrawn pursuant to the Offering, (ii) pay for Company Shares validly tendered and not withdrawn pursuant to the Offering, and (iii) cause the Equity Financing to be funded and the transactions contemplated hereby to be consummated at the Closing, shall be subject to the requirements that (x) all Offer Conditions have been satisfied (or, with respect to certificates to be delivered at the Closing pursuant to Annex I, are capable of being satisfied upon the Closing), (y) the financing provided for by the Debt Financing Commitments (or any Alternative Financing) in an amount no less than US$430,000,000 has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (z) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Section 2.01(d) will occur.

(c) The right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Buyer to effect a Bridge Take-Down shall be subject to the requirements set forth in Section 7.08(d).

(d) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, (1) under no circumstances will the Company be entitled to, nor will Buyer, Parent or any Financing Source be liable under or in connection with this Agreement or the Offer for, aggregate monetary damages in excess of the aggregate amount of the Buyer Termination Fee (or, solely in the case of Buyer and solely pursuant to and in accordance with the terms of Section 8.03(e) and Section 8.03(h), the Nonclearance Termination Fee), (2) under no circumstances will Buyer be entitled to, nor will the Company be liable under or in connection with this Agreement or the Offer for, aggregate monetary damages in excess of the aggregate amount of the Company Termination Fee, and (3) while the Company may pursue both a grant of specific performance and the payment of either the Buyer Termination Fee or Nonclearance Termination Fee under Section 8.03, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Buyer Termination Fee or Nonclearance Termination Fee, and in no circumstances shall the Company be entitled to receive all or any portion of both the Buyer Termination Fee and the Nonclearance Termination Fee. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding (it being understood that this Section 9.09 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Commitment (including the expiration or termination provisions thereof).

SECTION 9.10. Time is of the Essence. Time is of the essence as to the performance of each party’s obligations under this Agreement.

SECTION 9.11. Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties arising out of or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflicts of laws provisions or rule of any jurisdiction that would cause the substantive laws of any other jurisdiction to apply. All actions and proceedings arising out of or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be heard and determined in any state or federal court sitting within the County of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting within the County of New York for the purpose of any Action arising out of or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, brought by any party hereto (including any litigation against the Financing Sources arising out of this Agreement or the Financing Commitments) and (b) irrevocably waive, and shall not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE (INCLUDING ANY LITIGATION AGAINST THE FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE FINANCING COMMITMENTS). Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Offer, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.12.

SECTION 9.13. Interpretation and Disclosure Schedule. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereto,” “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement and the Disclosure Schedule are for reference purposes only and shall not control or affect the construction of this Agreement or the Disclosure Schedule or the interpretation hereof or thereof in any respect. Section, subsection, Schedule and Annex references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. The Disclosure Schedule shall be arranged in paragraphs corresponding to numbered and lettered sections contained in Article IV, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other sections in Article IV to the extent it is reasonably apparent from a reading of the disclosure and the section of Article IV to which the disclosure relates that such disclosure is applicable to such other sections.

SECTION 9.14. Negotiated Agreement. The parties hereto hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the parties hereto and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

{Signature Page to Follow}

IN WITNESS WHEREOF, Parent, Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AXCAN HOLDINGS INC.

By	/s/ Frank Verwiel
Name:	Dr. Frank Verwiel
Title:	President and Chief Executive Officer

AXCAN PHARMA HOLDING B.V.

By	/s/ Frank Verwiel
	Name:	Dr. Frank Verwiel
	Title:	Authorized Person

EURAND N.V.

By	/s/ Angelo C. Malahas
	Name:	Angelo C. Malahas
	Title:	Director

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Buyer’s obligation to accept or return tendered shares after the termination of the Offer, Buyer shall not be required to accept for purchase or pay for any Company Shares if (i) the Minimum Condition shall not have been satisfied, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated, (iii) the consummation of the Offer is unlawful under any Antitrust Laws of Germany, or (iv) any of the following events or circumstances occurs or exists and is continuing:

(a) there shall be (i) any Antitrust Laws applicable to the Offer entered, promulgated or enforced by any Governmental Authority, (ii) any other Laws applicable to the Offer entered, promulgated or enforced by any Governmental Authority, (iii) any order of any kind issued by any Governmental Authority enforcing applicable Antitrust Laws or (iv) any other order of any kind issues by any Governmental Authority; in each case, that prohibits or enjoins the consummation of the Offer or has the effect of making the Offer illegal;

(b) (i) the Company shall have breached or failed to perform in any material respect its covenants or agreements under the Agreement, (ii) except in the case of the representations and warranties contained in Sections 4.03(a), 4.03(b), 4.03(e) and 4.20, the representations and warranties of the Company contained in the Agreement that are qualified by reference to a Material Adverse Effect shall not have been true and correct in all respects when made or at the expiration of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), (iii) except in the case of the representations and warranties contained in Sections 4.03(a), 4.03(b), 4.03(e) and 4.20, the representations and warranties of the Company contained in the Agreement that are not so qualified shall not have been true and correct when made or at the expiration of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (iii) only, for such failures to be true and correct as have not and would not, individually or in the aggregate, resulted in a Material Adverse Effect, (iv) the representations and warranties of the Company contained in Sections 4.03(a), 4.03(b) and 4.20 shall not have been true and correct in all respects when made or at the expiration of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), except for such failure to be true and correct as have not and would not, individually or in the aggregate, reasonably be expected to give rise to damages, losses, costs and expenses in excess of US$5 million in the aggregate, and (v) the representations and warranties of the Company contained in Section 4.03(e) shall not have been true and correct in all respects as of the date hereof, except for such failure

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to be true and correct as have not and would not, individually or in the aggregate, reasonably be expected to give rise to damages, losses, costs and expenses in excess of US$5 million in the aggregate;

(c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Buyer including by amending the Schedule 14D-9, the approval or recommendation of the Offer or the Agreement, or approved or recommended any Superior Proposal or any other acquisition of Company Shares other than the Offer or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

(d) since the date of this Agreement, there shall have occurred a Material Adverse Effect.

(e) the Company shall not have obtained the Board Approvals and Stockholder Approvals or the Board Approvals or Stockholder Approvals are no longer in full force and effect; or

(f) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Buyer and Parent (except as provided in the Agreement with respect to the Minimum Condition, which is also for the benefit of the Company) and may be asserted by Buyer or Parent regardless of the circumstances giving rise to any such condition or may be waived by Buyer and Parent in whole or in part at any time and from time to time in its sole discretion prior to the expiration of the Offer. Buyer shall be entitled to receive immediately prior to the expiration of the Offer a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read Offer Conditions (b), (d) and (e) and that none of the events or conditions set forth in Offer Conditions (b), (d) and (e) have occurred or existed and are continuing. The failure by Buyer or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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